                                                                  EXHIBIT 10(ae)
================================================================================



                  First Amended and Restated Credit Agreement


                         Dated as of December 29, 1995



                                     among



                               Wyle Electronics



                        Bank of America National Trust
                           and Savings Association,
                                   as Agent



                                      and



                 The Other Financial Institutions Party Hereto



[LOGO APPEARS HERE]



================================================================================

                               TABLE OF CONTENTS
                               -----------------

                                                                         PAGE #
                                                                         ------
SECTION 1 DEFINITIONS......................................................   1
     1.1  Definitions......................................................   1
     1.2  Use of Defined Terms.............................................  15
     1.3  Accounting Terms.................................................  15
     1.4  Exhibits and Schedules...........................................  15

SECTION 2 COMMITMENTS OF THE BANKS; TYPES OF LOANS; LETTER
          OF CREDIT, BORROWING AND CONVERSION PROCEDURES...................  15
     2.1  Commitments......................................................  15
          2.1.1  Letters of Credit.........................................  16
          2.1.2  Loans.....................................................  16
          2.1.3  Commitment Limits.........................................  16
     2.2  Various Types of Loans...........................................  17
     2.3  Borrowing Procedures.............................................  17
     2.4  Conversion and Continuation Procedures...........................  18
     2.5  Pro Rata Treatment...............................................  19
     2.6  Letter of Credit Procedures......................................  19
     2.7  Determination of Issuing Bank: Replacement of
          Credit...........................................................  20
     2.8  Participations in Letters of Credit..............................  20
     2.9  Reimbursement Obligations........................................  21
     2.10  Limitation on the Issuing Bank's Obligations....................  22
     2.11  Reimbursement Obligations Deemed to be Loans;
           Funding by Banks to an Issuing Bank.............................  23
     2.12  Warranty........................................................  24
     2.13  Conditions......................................................  24
     2.14  Commitments Several.............................................  24
     2.15  Transfer Instructions...........................................  24
     2.16  Extension of Termination Date...................................  24

SECTION 3 EVIDENCE OF INDEBTEDNESS.........................................  25
     3.1  Loan Accounts....................................................  25
     3.2  Notes............................................................  25
     3.3  Recordkeeping....................................................  25

SECTION 4 INTEREST.........................................................  26
     4.1  Interest Rates...................................................  26
     4.2  Interest Payment Dates...........................................  26
     4.3  Interest Periods.................................................  26
     4.4  Setting and Notice of Eurodollar Rates...........................  27
     4.5  Computation of Interest..........................................  27

SECTION 5 FEES.............................................................  27
     5.1  Participation Fee................................................  27
     5.2  Facility Fee.....................................................  28
     5.3  Letter of Credit Fees............................................  28
     5.4  Agent's and Arranger's Fees......................................  28

     5.5  Interest.........................................................  29

SECTION 6 REDUCTION OR TERMINATION OF THE COMMITMENTS;
          PREPAYMENTS......................................................  29
     6.1  Reduction or Termination.........................................  29
     6.2  Voluntary Prepayments............................................  29

SECTION 7 MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES..................  30
     7.1  Making of Payments...............................................  30
     7.2  Application of Certain Payments..................................  30
     7.3  Due Date Extension: Payments Due on Business Days................  31
     7.4  Setoff...........................................................  31
     7.5  Proration of Payments............................................  31
     7.6  Taxes............................................................  32

SECTION 8 INCREASED COSTS; SPECIAL PROVISIONS FOR EURODOLLAR
          LOANS............................................................  33
     8.1  Increased Costs..................................................  33
     8.2  Basis for Determining Interest Rate Inadequate or
          Unfair...........................................................  35
     8.3  Changes in Law Rendering Eurodollar Loans
          Unlawful.........................................................  35
     8.4  Funding Losses...................................................  36
     8.5  Right of Banks to Fund through Other Offices.....................  36
     8.6  Discretion of Banks as to Manner of Funding......................  36
     8.7  Conclusiveness of Statements; Survival of
          Provisions.......................................................  37
     8.8  Banks' Obligation to Mitigate....................................  37

SECTION 9 WARRANTIES.......................................................  37
     9.1  Organization, Etc................................................  38
     9.2  Authorization: No Conflict.......................................  38
     9.3  Validity and Binding Nature......................................  39
     9.4  Financial Information............................................  40
     9.5  No Material Adverse Change; Conduct of Business..................  40
     9.6  Litigation.......................................................  40
     9.7  Ownership of Properties; Liens...................................  40
     9.8  Subsidiaries.....................................................  40
     9.9  Compliance with ERISA............................................  40
     9.10  Investment Company Act..........................................  41
     9.11  Public Utility Holding Company Act..............................  41
     9.12  Regulation U; Other Governmental Regulation.....................  42
     9.13  Taxes...........................................................  42
     9.14  Solvency, etc...................................................  42
     9.15  Hazardous Materials.............................................  42
          9.15.1  Release and Disposal.....................................  42
          9.15.2  Treatment and Storage....................................  43
     9.16  Ownership.......................................................  43
     9.17  Information.....................................................  43

SECTION 10  COVENANTS......................................................  44
     10.1  Reports, Certificates and Other Information.....................  44

          10.1.1  Audit Report.............................................  44
          10.1.2  Monthly Reports; Quarterly Cash Flow
                  Statement................................................  45
          10.1.3  Compliance Certificates..................................  45
          10.1.4  Reports to SEC, to the Public and to
                  Stockholders: Press Releases.............................  45
          10.1.5  Notice of Default, Litigation, Material
                  Adverse Change...........................................  46
          10.1.6  Subsidiaries.............................................  46
          10.1.7  Management Reports.......................................  46
          10.1.8  Projections..............................................  46
          10.1.9  ERISA....................................................  46
          10.1.10  Other Information.......................................  47
     10.2  Books, Records and Inspections..................................  47
     10.3  Insurance.......................................................  48
     10.4  Compliance with Laws: Payment of Taxes and
           Liabilities.....................................................  48
     10.5  Maintenance of Existence, Etc...................................  49
     10.6  Financial Covenants.............................................  49
          10.6.1  Minimum Tangible Net Worth...............................  49
          10.6.2  Maximum Leverage.........................................  49
          10.6.3  Minimum Fixed Charge Coverage............................  50
          10.6.4  Current Ratio............................................  50
     10.7  Liens...........................................................  50
     10.8  Restricted Payments.............................................  51
     10.9  Mergers, Consolidations, Sales..................................  52
     10.10  Modification of Nature of Business; Modification
            of Organizational Documents....................................  52
     10.11  Use of Proceeds................................................  53
          10.12  Employee Benefit Plans....................................  53
     10.13  Environmental Covenants........................................  53
          10.13.1  Environmental Response Obligation.......................  53
          10.13.2  Environmental Liabilities...............................  53
     10.14  Material Agreements............................................  54
     10.15  Maintenance of Properties......................................  54
     10.16  Investments....................................................  54
     10.17  No Negative Pledge.............................................  55
     10.18  Funded Debt of Subsidiaries....................................  55
     10.19  Capital Expenditures...........................................  55
     10.20  Subsidiary Guaranties..........................................  55

SECTION 11 CONDITIONS OF LENDING...........................................  55
     11.1  Initial Letter of Credit or Loan................................  56
          11.1.1  Loan Documents...........................................  56
          11.1.2  Consents, etc............................................  56
          11.1.3  Secretary's Certificate..................................  56
          11.1.4  Officer's Certificate....................................  57
          11.1.5  Opinion of Counsel for the Company.......................  57
          11.1.6  Notice of Borrowing or Notice of
                  Conversion/Continuation..................................  57
          11.1.7  Compliance Certificate...................................  57
          11.1.8  Other....................................................  57

     11.2  All Loans and Letters of Credit.................................  57
          11.2.1  No Default...............................................  58
          11.2.2  Confirmatory Certificate.................................  58

SECTION 12  EVENTS OF DEFAULT AND THEIR EFFECT.............................  58
     12.1  Events of Default...............................................  58
          12.1.1  Non-Payment of the Loans, etc............................  58
          12.1.2  Non-Payment of Other Debt................................  58
          12.1.3  Bankruptcy, Insolvency, etc..............................  59
          12.1.4  Non-Compliance with Provisions of This
                  Agreement or Any Other Loan Document.....................  59
          12.1.5  Warranties...............................................  59
          12.1.6  ERISA....................................................  60
          12.1.7  Judgments................................................  60
          12.1.8  Guaranties...............................................  60
          12.1.9  Change of Control........................................  61
     12.2  Effect of Event of Default......................................  61

SECTION 13  THE AGENT......................................................  62
     13.1  Appointment and Authorization; "Agent"..........................  62
     13.2  Delegation of Duties............................................  62
     13.3  Liability of Agent..............................................  62
     13.4  Reliance by Agent...............................................  63
     13.5  Notice of Default...............................................  63
     13.6  Credit Decision.................................................  64
     13.7  Indemnification of Agent........................................  64
     13.8  Agent in Individual Capacity....................................  65
     13.9  Successor Agent.................................................  65
     13.10  Withholding Tax................................................  66

SECTION 14 GENERAL.........................................................  67
     14.1  Waiver: Amendments..............................................  67
     14.2  Confirmations...................................................  68
     14.3  Notices.........................................................  68
     14.4  Computations....................................................  68
     14.5  Regulation U....................................................  69
     14.6  Costs, Expenses and Taxes.......................................  69
     14.7  Captions........................................................  70
     14.8  Assignments; Participations.....................................  70
          14.8.1  Assignments..............................................  70
          14.8.2  Participations...........................................  72
     14.9  Governing Law...................................................  73
     14.10  Counterparts...................................................  73
     14.11  Successors and Assigns.........................................  73
     14.12  Indemnification by the Company.................................  73
     14.13  Forum Selection and Consent to Jurisdiction....................  74
     14.14  Waiver of Jury Trial...........................................  74
     14.15  Further Assurances.............................................  75
     14.16  Reinstatement..................................................  75
     14.17  Waivers........................................................  75
     14.18  Confidentiality................................................  75
     14.19  Amendment and Restatement......................................  76

EXHIBITS
- --------

 A           Form of Note
 B-1         Notice Of Borrowing
 B-2         Notice of Conversion/Continuation
 C           Compliance Certificate
 D           Subsidiary Guaranty
 E           Assignment Agreement
 F           Opinion of Counsel

SCHEDULES
- ---------

 1           Commitments and Percentages
 1.1         Certain Indebtedness
 9.6         Litigation
 9.8         Subsidiaries
 9.9         ERISA Plans
 9.15        Hazardous Materials
 10.7        Permitted Liens
 10.16       Investments
 14.3        Addresses for Notices

                  FIRST AMENDED AND RESTATED CREDIT AGREEMENT
                  -------------------------------------------



          This FIRST AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 29, 1995 (as amended or otherwise modified from time to time, this "Agreement"), is entered into among WYLE ELECTRONICS (formerly named Wyle Laboratories), a California corporation (the "Company"), the undersigned financial institutions (together with their respective successors and assigns, collectively the "Banks" and individually each a "Bank") and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION (in its individual capacity and as agent ("Agent") for the Banks), and amends and restates that certain Credit Agreement dated as of December 9, 1993 among the Company, the Banks and the Agent (the "Existing Credit
                                                      ---------------
Agreement").
- ---------
          In consideration of the premises and the mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


     SECTION 1 DEFINITIONS.

          1.1  Definitions.  When used herein the following terms shall have the
               -----------
following meaning (such definitions to be applicable to both the singular and plural forms of such terms):

          "Accounting Changes" - see Section 14.4.
           ------------------        ------------

          "Affected Loan" - see Section 8.3.
           -------------        -----------

          "Affiliate" of any Person means any other Person which, directly or
           ---------
indirectly, controls or is controlled by or is under common control with such Person.

          "Agent" means BofA in its capacity as agent for the Banks hereunder,
           -----
and any successor agent arising under Section 13.9.

          "Agent-Related Persons" means BofA and any successor agent arising
           ---------------------
under Section 13.9, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

          "Agent's Payment Office" means the address for payments set forth on
           ----------------------
Schedule 14.3 or such other address as the Agent may from time to time specify.
- -------------

          "Agreement" - see the Preamble.
           ---------            --------

          "Applicable Margin" means, (a) for the Pricing Period from the
           -----------------
Effective Date through February 24, 1996, the per annum rate, expressed in basis points, indicated by the Compliance Certificate delivered on the Effective Date, and (b) for each Pricing Period thereafter, the applicable per annum rate in basis points set forth below opposite the indicated ratios as of the last day of the Fiscal Quarter most recently ended prior to the commencement of that Pricing Period, as set forth in the most recently delivered Compliance Certificate:

     =====================================================================================
                                        Applicable Margin
                                    (in basis points per annum)
     =====================================================================================
                                                         Facility             Eurodollar
                      Leverage Ratio                       Fee                   Loans
                                                                              ----------
                                                                               Letter of
                                                                              Credit Fee
     =====================================================================================
                     less than 1.00:1                     12.50                  25.00
     -------------------------------------------------------------------------------------
      more than or equal to 1.00:1 but less than 1.50:1   15.00                  30.00
     -------------------------------------------------------------------------------------
      more than or equal to 1.50:1 but  less than 2.00:1  17.50                  37.50
     -------------------------------------------------------------------------------------
                     more than or equal to 2.00:1         20.00                  55.00
     =====================================================================================

The Applicable Margin shall be based on the Leverage Ratio as set forth in the most recent Compliance Certificate; provided, however, that if Agent does not
                                    --------  -------
receive a Compliance Certificate by the date required by Section 10.1.3 the
                                                         --------------
Applicable Margin shall, effective as of such date, increase to the highest level to but excluding the date the Agent receives such Compliance Certificate.

          "Arranger" means BA Securities, Inc.
           --------

          "Bank" - see the Preamble.
           ----            --------

          "Bank Party" - see Section 14.12.
           ----------        -------------

          "Base Rate" means at any time the higher of (a) the Federal Funds Rate
           ---------
plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by BofA in San Francisco, California, as its "reference rate." (The "reference rate" is a rate set by BofA based upon various factors including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the reference rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change. The Agent will give notice promptly to the Company and the Banks of changes in the Base Rate.

          "Base Rate Loan" means any Loan which bears interest at or by
           --------------
reference to the Base Rate.

          "BofA" - Bank of America National Trust and Savings Association, in
           ----
its individual capacity.

          "BofA Illinois" means Bank of America Illinois, an Illinois banking
           -------------
corporation.

          "Business Day" means any day other than a Saturday, Sunday or other
           ------------
day on which commercial banks in New York City or San Francisco are authorized or required by law to close and, if the applicable Business Day relates to any Eurodollar Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

          "Capital Expenditures" means, for any period and with respect to any
           --------------------
Person, the aggregate of all expenditures and commitments for expenditures by such Person and its Subsidiaries, including the capitalized portion of obligations under Capital Leases, which, in conformity with Generally Accepted Accounting Principles, is or should be accounted for as property, plant or equipment on the consolidated balance sheet of such Person.

          "Capital Lease" means, with respect to any Person, any lease of (or
           -------------
other agreement conveying the right to use) any real or personal property which, in conformity with Generally Accepted Accounting Principles, is or should be accounted for as a capital lease an the balance sheet of such Person.

          "Cash Equivalent Investment" means, at any time:
           --------------------------

          (a) any evidence of debt, maturing not more than one year after such time, issued or guaranteed by the United States Government (provided that the full faith and credit of the United States is pledged in support thereof), or by any of the following United States federal agencies:
     Federal National Mortgage Association, Federal Home Loan Bank Board, or Federal Home Loan Mortgage Corporation;

          (b) marketable direct obligations issued by any state of the United States of America or the District of Columbia or any political subdivision thereof or any public instrumentality thereof (including without limitation tax-exempt and tax-advantaged municipal bond investments) maturing not more than one year after such time and rated at least A or better by both S&P and Moody's;

          (c) commercial paper, variable rate demand notes or other short-term obligations issued by

               (i) a corporation (except an Affiliate of the Company) organized under the laws of any state of the United States of America or of the District of Columbia and rated at least A-2 by S&P and P-2 by Moody's, or

               (ii)  any Bank (or its holding company) as of the date hereof;

          (d) any certificate of deposit or bankers' acceptance or eurodollar time deposit, maturing not more than one year after the date of issue, which is issued by either

               (i) a financial institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000 or an international bank that has a combined capital and surplus and undivided profits of not less than $1,000,000,000 (or the equivalent), or

               (ii)  any Bank as of the date hereof;

          (e) shares of money market funds that invest substantially in instruments described in clauses (a) through (d) above;
                              -----------         ---

          (f) participations in loans made to a borrower (other than an Affiliate of the Company) which borrower has a debt rating of at least A-2 from S&P and P-2 from Moody's; provided, however, that such loans must
                                    --------  -------
     mature within six months from the date such participation is purchased;

          (g) short-term asset management accounts offered by any Bank, brokerage house or other investment manager for the purpose of investing in notes issued by a corporation (other than an Affiliate of the Company) organized under the laws of any state of the United States or of the District of Columbia and rated at least A-2 by S&P and P-2 by Moody's; and

          (h) auction preferred securities which are either (x) issued by a corporation (other than an Affiliate of the Company) organized under the laws of any state of the United States or of the District of Columbia and rated at least A by S&P and Moody's or (y) issued by a corporation (other than an Affiliate of the Company) not organized under the laws of any state of the United States or of the District of Columbia and rated at least AA by S&P and Moody's;

provided that all Cash Equivalent Investments must be denominated solely for
- --------
payment in Dollars, and provided, further, that if any
                        --------  -------

Investment which is required to carry at least a specified rating by both S&P and Moody's in order to constitute a Cash Equivalent Investment hereunder is only rated by one but not both of S&P and Moody's, such Investment shall nonetheless qualify as a Cash Equivalent Investment if such Investment carries the required rating from either S&P or Moody's.

          "Code" means the Internal Revenue Code of 1986, as amended, and any
           ----
successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Code also refer to any successor sections.

          "Commitment" means each commitment of any Issuing Bank to issue, and
           ----------
of each Bank to participate in, Letters of Credit pursuant to Section 2.1.1 and
                                                              -------------
the commitment of the Banks to make Loans pursuant to Section 2.1.2. The initial
                                                  -----------------
amount of each Commitment is set forth on Schedule 1 hereto.
                                          ----------

          "Company" - see the Preamble.
           -------            --------

          "Compliance Certificate" - see Section 10.1.3.
           ----------------------        --------------

          "Computation Period" means any period of four consecutive Fiscal
           ------------------
Quarters ending on the last day of a Fiscal Quarter.

          "Consolidated EBITDA" means, for any period for the Company and its
           -------------------
consolidated Subsidiaries, an amount equal to the (a) Consolidated Net Income plus (b) Interest Expense plus (c) the amount of taxes, based on or measured by
- ----                      ----
income, used or included in the determination of Consolidated Net Income plus
                                                                         ----
(d) the amount of depreciation and amortization expense deducted in determining Consolidated Net Income plus (e) up to $2,000,000 for the Integration Charge on
                        ----
a pre-tax basis less (f) interest income, all determined in conformity with
                ----
Generally Accepted Accounting Principles; provided, however, that Consolidated
                                          --------  -------
Net Income shall be computed for these purposes without giving effect to extraordinary losses or extraordinary gains.

          "Consolidated Net Income" means, with respect to the Company and its
           -----------------------
consolidated Subsidiaries for any period, the net income (or loss) of the Company and its consolidated Subsidiaries for such period; provided that there
                                                           --------
shall be excluded therefrom the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.

          "Contingent Liability" means any agreement, undertaking or arrangement
           --------------------
by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, lease payment or other obligation of any other Person (other than by endorsements of negotiable instruments for collection in the course of business), or guarantees the payment of dividends or other distributions upon the shares of any other Person, including without limitation contingent reimbursement obligations with respect to undrawn letters of credit issued for the account of such Person. The amount of any Person's obligation in respect of any Contingent Liability shall be deemed to be the stated or determinable amount of the primary obligation in respect of which such Contingent Liability arises (subject to any stated or determinable limitation set forth therein), or if such amount is not stated or determinable, the maximum liability in respect thereof.

          "Debt" of any Person means, without duplication, (a) all indebtedness
           ----
of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases, (c) all indebtedness created or arising under any conditional sale, deferred purchase price or other title retention agreement with respect to property or services owned or acquired by such Person other than trade accounts payable in the ordinary course of business (whether or not the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person, (e) all unpaid reimbursement obligations under letters of credit issued for the account of such Person and (f) all Contingent Liabilities of such Person.

          "Designated Employee" means any of the (i) Executive Vice
           -------------------
President-Finance and Treasurer, Chief Financial Officer, (ii) Vice President and Controller or (iii) Vice President-Administration, General Counsel and Secretary.

          "Dollar" and the sign "$" mean lawful money of the United States of
           ------                -
America.

          "Effective Date" - see Section 11.1.
           --------------        ------------

          "Eligible Assignee" means (a) a commercial bank organized under the
           -----------------
laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for

Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; and (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Bank, (ii) a Subsidiary of a Person of which a Bank is a Subsidiary, or (iii) a Person of which a Bank is a Subsidiary.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as
           -----
amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

          "ERISA Controlled Group" means, when used with respect to a Plan,
           ----------------------
ERISA, the PBGC or a provision of the Code. pertaining to employee benefit plans, a group consisting of any Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control with such Person that, together with such Person, are treated as a single employer under regulations of the PBGC, which are consistent and coextensive with regulations prescribed for similar purposes by the Secretary of the Treasury under subsections (b) and (c) of Section 414 of the Code.

          "ERISA Plan" means (A) any Plan which is subject to Title IV of ERISA
           ----------
(i) that is not a Multiemployer Plan and (ii) the fair market value of the assets of which is less than the present value of all benefits under such Plan, including all benefit liabilities as defined in Section 4001(a)(16) of ERISA, all determined as of the then most recent valuation date for such Plan (on the basis of assumptions prescribed by the PBGC for the purpose of Section 4044 of ERISA), and (B) any Plan that is a Multiemployer Plan.

          "Eurocurrency Reserve Percentage" means, with respect to any
           -------------------------------
Eurodollar Loan for any interest Period, a percentage (expressed as a decimal) equal to the daily average during such Interest Period of the percentage in effect on each day of such Interest Period, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining the aggregate maximum reserve requirements applicable to "Eurocurrency Liabilities" pursuant to Regulation D or any other then applicable regulation of such Board of Governors which prescribes reserve requirements applicable to "Eurocurrency Liabilities" as presently defined in Regulation D.

          "Eurodollar Loan" means any Loan which bears interest at a rate
           ---------------
determined by reference to the Eurodollar Rate (Reserve Adjusted).

          "Eurodollar Office" means with respect to any Bank the office or
           -----------------
offices of such Bank which shall be making or maintaining the Eurodollar Loans of such Bank hereunder or such other office or offices through which such Bank determines its Eurodollar Rate. A Eurodollar Office of any Bank may be, at the option of such Bank, either a domestic or foreign office.

          "Eurodollar Rate" means, with respect to any Eurodollar Loan for any
           ---------------
Interest Period, the rate per annum at which Dollar deposits in immediately available funds are offered to BofA two Business Days prior to the beginning of such Interest Period by major banks in the London eurodollar market at approximately 11:00 a.m., London time, for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount equal or comparable to the amount of the Eurodollar Loan of BofA Illinois for such Interest Period.

          "Eurodollar Rate (Reserve Adjusted)" means, with respect to any
           ----------------------------------
Eurodollar Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of one percent) determined pursuant to the following formula:

          Eurodollar Rate      =     Eurodollar Rate
                                     ---------------
          (Reserve Adjusted)         1-Eurocurrency
                                     Reserve Percentage

          "Event of Default" means any of the events described in Section 12.1.
           ----------------                                       ------------

          "Existing Credit Agreement" - see the Preamble.
           -------------------------            --------

          "Extension Date" means the date two years prior to the Termination
           --------------
Date.

          "Federal Funds Rate" means, for any day, the rate set forth in the
           ------------------
weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

          "Fiscal Quarter" means a fiscal quarter of a Fiscal Year.
           --------------

          "Fiscal Year" means the fiscal year of the Company and its
           -----------
Subsidiaries, which period shall be the year ended December

31 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., "Fiscal Year 1996") refer to the Fiscal Year ending on December 31 of such calendar year.

          "Generally Accepted Accounting Principles" means, as of any date of
           ----------------------------------------
determination, and subject to Section 14.4, accounting principles referenced as "generally accepted" in then currently effective Statements of the Auditing Standards Board of the American Institute of Certified Public Accountants, or if such statements are not then in effect, accounting principles that are then approved by a significant segment of the accounting profession in the United States of America, including in each case, the materiality standards as generally accepted. The term "consistently applied," as used in connection therewith, means that the accounting principles are applied on a basis consistent with the audited financial statements certified by Arthur Andersen & Co. for Fiscal Year 1994.

          "Ginsbury Acquisition" means the acquisition of the assets or stock of
           --------------------
certain companies comprising The Ginsbury Group.

          "Group" - see Section 2.2.
           -----        -----------

          "Hazardous Material" means any hazardous, toxic or dangerous substance
           ------------------
or material defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act, any so-called "Superfund" or "Superliens" law or any other Federal, state or local statute, law, ordinance, code, regulation or order, or any other requirement of any governmental authority regulating, relating to, or imposing liability for, or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material as now or any time hereafter in effect.

          "Inactive Subsidiary" means any Subsidiary of the Company which, on a
           -------------------
consolidated basis with its Subsidiaries, has total assets of less than $50,000, total liabilities of less than $50,000, and conducts no business or operations of any kind.

          "Indemnified Liabilities" - see Section 14.12.
           -----------------------        -------------

          "Integration Charge" means a one-time charge for integration expenses
           ------------------
related to the Ginsbury Acquisition, calculated in conformity with Generally Accepted Accounting Principles.

          "Interest Expense" means for any period the consolidated interest
           ----------------
expense of the Company and its Subsidiaries for such period (including, without limitation, all imputed interest on Capital Leases).

          "Interest Period" - see Section 4.3.
           ---------------        -----------

          "Investment" means, with respect to any Person, any direct or indirect
           ----------
loan, advance or other extension of credit or capital contribution made by such Person to any other Person and any ownership or similar interest held by such Person in any other Person.

          "Issuing Bank" means BofA Illinois or with respect to any Letter of
           ------------
Credit issued by any other Bank designated by BofA Illinois, such other Bank.

          "Letter of Credit" - see Section 2.1.1.
           ----------------        -------------

          "Letter of Credit Application" means a letter of credit application in
           ----------------------------
the form then used by the Issuing Bank for the type of letter of credit requested (with appropriate adjustments to indicate that any letter of credit issued thereunder is to be issued pursuant to, and subject to the terms and conditions of, this Agreement).

          "Letter of Credit Commitment" means $30,000,000.
           ---------------------------

          "Leverage Ratio" means, at any time, the ratio of (i) consolidated
           --------------
Debt at the end of the Computation Period to (ii) Consolidated EBITDA for the Computation Period.

          "Lien" means, when used with respect to any Person, any interest
           ----
granted by such Person or otherwise created in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any, mortgage, lien, encumbrance, charge or other security interest of any kind, and shall include the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention document, whether such Lien is arising by contract, as a matter of law, by judicial process or otherwise.

          "Loan Documents" means this Agreement, the Notes, the Letter of Credit
           --------------
Applications, the Subsidiary Guaranties and all other documents, instruments, certificates, and agreements entered into in connection herewith and therewith by the Loan Parties, as amended or otherwise modified from time to time.

          "Loan Parties" means the Company and each of its Subsidiaries party to
           ------------
a Subsidiary Guaranty (individually, a "Loan Party").

          "Loans" - see Section 2.1.2.
           -----        -------------

          "Margin Stock" means any "margin stock" as defined in Regulation U of
           ------------
the Board of Governors of the Federal Reserve System.

          "Material Subsidiary" means a Subsidiary of the Company, including its
           -------------------
Subsidiaries, which either (x) is irrevocably designated by the Company by notice to the Agent and each Bank as a "Material Subsidiary" or (y) at any time on or after the Effective Date meets any of the following conditions:

          (1) The Company's and its other Subsidiaries' investments in and advances to the Subsidiary exceed five percent of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed Fiscal Year (for a proposed business combination to be accounted for as a pooling of interests, this condition is also met when the number of common shares exchanged or to be exchanged by the Company exceeds five percent of its total common shares outstanding at the date the combination is initiated);

          (2) The Company's and its other Subsidiaries' proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds five percent of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed Fiscal Year;

          (3) The Company's and its other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the Subsidiary exceeds five percent of such income of the Company and its Subsidiaries consolidated for the most recently completed Fiscal Year; or

          (4) The Company's and its other Subsidiaries' equity in the revenue from continuing operations of the Subsidiary exceeds five percent of such revenue of the Company and its Subsidiaries consolidated for the most recently completed Fiscal Year;

provided, however, that for purposes of calculating the income or revenue test
- --------  -------
above, the following shall be applied:

               (a) When a loss has been incurred by either the Company and its consolidated Subsidiaries or the tested Subsidiary, but not both, the equity in the income or revenue, as applicable, or loss of the tested Subsidiary should be excluded from the income or revenue, as applicable, of the Company and its consolidated Subsidiaries for purposes of the computation.

               (b) If income or revenue of the Company and its Subsidiaries consolidated for the most recent Fiscal Year is at least five percent lower than the average of the income or revenue, as applicable, for the last five Fiscal Years, such average income or revenue, as applicable, should be substituted for purposes of the computation. Any loss years should be omitted for purposes of computing average income or revenue, as applicable.

          "Moody's" means Moody's Investors Services, Inc.
           -------

          "Multiemployer Plan" shall have the meaning set forth in Section
           ------------------
4001(a)(3) of ERISA.

          "Net Worth" means the Company's consolidated shareholders' equity.
           ---------

          "Note" - see Section 3.2.
           ----        -----------

          "Notice of Borrowing" means a Notice of Borrowing, substantially in
           -------------------
the form attached hereto as Exhibit B-1.
                            -----------

          "Notice of Conversion/Continuation" means a Notice of
           ---------------------------------
Conversion/Continuation, substantially in the form attached hereto as
Exhibit B-2.
- -----------

          "Operating Lease" means any lease of (or other agreement conveying the
           ---------------
right to use) any real or personal property by the Company or any Subsidiary, as lessee, other than a Capital Lease.

          "PBGC" means the Pension Benefit Guaranty corporation and any entity
           ----
succeeding to any or all of its functions under ERISA.

          "Percentage" means as to any Bank the percentage which the aggregate
           ----------
amount of such Bank's Commitment is of the aggregate amount of all Commitments. The Percentage for each Bank is set forth on Schedule 1 hereto.
                                             ----------

          "Person" means any natural person, corporation, partnership, trust,
           ------
association, firm, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

          "Plan" means (i) any employee benefit plan as defined in Section 3(3)
           ----
of ERISA which is maintained by or contributed to by the Company or a member of its ERISA Controlled Group on or after the Effective Date and (ii) any employee pension benefit plan which is subject to the minimum funding standards under
Section 412 of the Code and any multi-employer or single-employer plan covered by Title IV of ERISA, the funding requirements of which: (x) were the responsibility of the Company or a member of its ERISA Controlled Group at any time within the five calendar years immediately preceding the date hereof, (y) are currently the responsibility of the Company or a member of its ERISA Controlled Group, or (z) hereafter become the responsibility of the Company or a member of its ERISA Controlled Group, including any such plans as may have been, or may hereafter be, terminated for any reason. Notwithstanding the foregoing, any plan described in clause (ii) of the foregoing definition shall not be considered to be a Plan after it ceases to be maintained by the Company or any member of its ERISA Controlled Group, except with respect to any representation or covenant, the breach of which with respect to such plan would result in any liability of the Company or any member of its ERISA Controlled Group.

          "Pricing Period" means (a) the period commencing on the Effective Date
           --------------
and ending on February 24, 1996, and (b) the period commencing on each February 25 and ending on the next following May 24, (c) the period commencing on each May 25 and ending on the next following August 24, (d) the period commencing on each August 25 and ending on the next following November 24 and (e) the period commencing on each November 25 and ending on the next following February 24.

          "Replaced Bank" - see Section 14.8.1.
           -------------        --------------

          "Reportable Event" has the meaning set forth in Section 4043(b) of
           ----------------
ERISA (other than a Reportable Event as to which the provision of 30 days' notice to the PBGC is waived under applicable regulations), or is the occurrence of the events described in Section 4063(a) of ERISA.

          "Reportable Quantity" has the meaning given such term in 40 C.F.R. (S)
           -------------------
302.3.

          "Required Banks" means Banks having an aggregate Percentage of sixty
           --------------
six and two-thirds percent (66 2/3%) or more.

          "S&P" means Standard & Poor's Ratings Group.
           ---

          "SEC" means the Securities and Exchange Commission.
           ---

          "Stated Amount" means with respect to any Letter of Credit at any date
           -------------
of determination, the maximum aggregate amount available thereunder at any time during the then ensuing term of such Letter of Credit under any and all circumstances, plus the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.

          "Subsidiary" means, with respect to any Person, any corporation,
           ----------
association or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Company.

          "Subsidiary Guaranty" means a Subsidiary Guaranty, substantially in
           -------------------
the form attached hereto as Exhibit D, to be executed and delivered by each
                            ---------
Subsidiary which is not an Inactive Subsidiary, as such Subsidiary Guaranty may be amended, supplemented or modified from time to time.

          "Tangible Net Worth" means the Net Worth of the Company after
           ------------------
subtracting all intangible assets of the Company and its consolidated Subsidiaries. For purposes of the foregoing, "intangible assets" means goodwill, patents, trade names, trademarks, copyrights, franchises, organization expenses and any other assets that are properly classified as intangible assets in accordance with Generally Accepted Accounting Principles.

          "Taxes" - see Section 7.6.
           -----        -----------

          "Termination Date" means December 9, 1998, as such date may be
           ----------------
extended from time to time pursuant to Section 2.16, or such other date on which
                                       ------------
the Commitments shall terminate pursuant to Section 6 or 12.2.
                                            ---------    ----

          "Termination Event" means (i) a Reportable Event, (ii) the withdrawal
           -----------------
by the Company or by any member of its ERISA Controlled Group from an ERISA Plan during a plan year in which it was a "substantial employer" as defined in
Section 4001(a)(2) of ERISA, (iii) the initiation of an action by the Company, any member of its ERISA Controlled Group or any ERISA Plan fiduciary to terminate an ERISA Plan or the treatment of an amendment to an ERISA Plan as a termination under ERISA or (iv) the institution of proceedings by the PBGC under
Section 4042 of ERISA to terminate an ERISA Plan or to appoint a trustee to administer any ERISA Plan.

          "Total Liabilities" means all liabilities, including all Debt and
           -----------------
Contingent Liabilities, of the Company and its consolidated Subsidiaries (excluding any intercompany Debt).

          "Type of Loan or Borrowing" - see Section 2.2.  The types of Loans or
           -------------------------        -----------
borrowings under this Agreement are as follows: Base Rate Loans or borrowings and Eurodollar Loans or borrowings.

          "Unfunded Benefits" means with respect to any Plan which is subject to
           -----------------
Title IV of ERISA, other than a Multiemployer Plan, at any time, the amount (if any) by which (i) the present value of all benefits under such Plan, including all benefit liabilities as defined in Section 4001(a) (16) of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan (on the basis of assumptions prescribed by the PBGC for the purpose of Section 4044 of ERISA)

          "Unmatured Event of Default" means any event which if it continues
           --------------------------
uncured will, with lapse of time or notice or lapse of time and notice, constitute an Event of Default.

          1.2  Use of Defined Terms.  Any defined term used in the plural shall
               --------------------
refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

          1.3  Accounting Terms.  All accounting terms not specifically defined
               ----------------
in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with Generally Accepted Accounting Principles consistently applied.

          1.4  Exhibits and Schedules.  All Exhibits and Schedules to this
               ----------------------
Agreement, either as originally existing or as the same may from time to time be supplemented, modified, or amended, are incorporated herein by reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.


          SECTION 2 COMMITMENTS OF THE BANKS; TYPES OF LOANS;
                    LETTER OF CREDIT, BORROWING AND CONVERSION
                    PROCEDURES.

          2.1  Commitments.  On and subject to the terms and conditions of this
               -----------
Agreement, each of the Banks, severally and for itself alone, agrees to issue or participate in the issuance of Letters of Credit for the account of the Company, and to make Loans to the Company, as follows:

               2.1.1  Letters of Credit.  (a) The Issuing Bank will issue non-
                      -----------------
financial (as determined by the Issuing Bank consistent with Federal Reserve Regulation Y, Appendix A), standby letters of credit, including without limitation standby letters of credit to support the Company's performance obligations under operating contracts and to support bids by the Company for operating contracts, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Issuing Bank (collectively the "Letters of Credit" and individually each a "Letter of Credit"), at the request of and for the account of the Company from time to time before the Termination Date and (b) as more fully set forth in Section 2.8, each
                                                               -----------
Bank agrees to purchase a participation in each such Letter of Credit; provided,
                                                                       --------
further, however, that no
- -------  -------

Bank shall be obligated to issue any Letter of Credit or purchase a participation, as applicable, if (w) such issuance or purchase would cause such Bank's portion of the aggregate Stated Amount outstanding plus the aggregate amount of such Bank's Loans outstanding to exceed such Bank's Commitment; (x) such issuance or purchase would cause such Bank's portion of the aggregate Stated Amount outstanding to exceed such Bank's Percentage times the Letter of Credit Commitment; (y) such issuance or purchase would cause the aggregate Stated Amount outstanding plus the aggregate amount of all Loans outstanding to exceed the aggregate Commitments; or (z) such issuance or purchase would cause the aggregate Stated Amount outstanding to exceed the Letter of Credit Commitment.

               2.1.2  Loans. Each Bank will make loans to the Company on a
                      -----
revolving basis ("Loans") from time to-time before the Termination Date in such Bank's Percentage of such aggregate amounts as the Company may from time to time request from al l Banks; provided, however, that no Bank shall be obligated to
                         --------  -------
make any Loan if such Loan would cause the aggregate principal amount of such Bank's Loans outstanding plus such Bank's portion of the Aggregate Stated Amount outstanding to exceed such Bank's Commitment, or the aggregate principal amount of all Loans outstanding plus the aggregate Stated Amount outstanding to exceed the aggregate Commitments. Any bid loans made from time to time to the Company outside this Agreement shall not count as usage under the Commitments.

               2.1.3  Commitment Limits. Notwithstanding any other provision of
                      -----------------
this Agreement, the sum of (i) the aggregate outstanding principal amount of all Loans plus (ii) the aggregate Stated Amount shall not at any time exceed the aggregate Commitments. In the event the aggregate amount of all outstanding Loans plus the aggregate Stated Amount exceeds the aggregate Commitments at any time, the Company shall immediately repay any Loans, or provide cash collateralization with respect to any outstanding Letters of Credit pursuant to documentation in form and substance satisfactory to the Issuing Bank and the Required Banks, in an amount necessary to eliminate any such overadvance.

          2.2  Various Types of Loans.  Each Loan shall be either a Base Rate
               ----------------------
Loan or a Eurodollar Loan (each a "type" of Loan), as the Company shall specify in the related Notice of Borrowing or Notice of Conversion/Continuation pursuant to Section 2.3 or 2.4. Eurodollar Loans having the same Interest Period are
   -----------    ---
sometimes called a "Group" or collectively "Groups." Base Rate Loans and Eurodollar Loans may be outstanding at the same time; provided that (i) not more
                                                      --------
than five different Groups of Eurodollar Loans shall be outstanding at any one time and (ii) the aggregate principal amount of each Group of Eurodollar Loams shall at all times be at least $3,000,000 and an integral multiple of $1,000,000 in excess thereof.

          2.3  Borrowing Procedures.
               --------------------

          2.3.1 The Company shall give written, facsimile or telephonic notice (which shall, in the case of telephonic notice, be immediately confirmed by facsimile in the form of Notice of Borrowing) to the Agent of each proposed borrowing not later than (a) in the case of a Base Rate borrowing, 10:00 a.m., San Francisco time, on the proposed date of such borrowing, and (b) in the case of a Eurodollar borrowing, 10:00 a.m., San Francisco time, at least three Business Days prior to the proposed date of such borrowing. Each such Notice of Borrowing shall be substantially in the form of Exhibit B-1 (with appropriate
                                                -----------
insertions), shall be effective upon receipt by the Agent and shall specify the date, amount and type of borrowing and, in the case of a Eurodollar borrowing, the initial Interest Period therefor. Promptly upon receipt of such notice, the Agent shall advise each Bank thereof. Not later than Noon San Francisco time, on the date of a proposed borrowing, each Bank shall provide the Agent at the principal office of the Agent in San Francisco with immediately available funds covering such Bank's Percentage of such borrowing and, subject to the satisfaction of the conditions precedent set forth in Section 11 with respect to
                                                      ----------
such borrowing, the Agent shall pay over the requested amount to the Company on the requested borrowing date, subject to the obligation of the Company to repay all or a portion of the requested amount to the Agent pursuant to Section 13.7.
                                                                  ------------
Each borrowing shall be on a Business Day and shall be in an aggregate amount of at least $3,000,000 and an integral multiple of $1,000,000 in excess thereof (in the case of borrowings of Eurodollar Loans) or in an aggregate amount of at least $1,000,000 and an integral multiple of $500,000 in excess thereof (in the case of borrowings of Base Rate Loans); provided, however, that the Company may
                                        --------  -------
borrow the total amount available for borrowings under this Agreement as Base Rate Loans if, at the time of such borrowing, such amount was less than $1,000,000.

          2.3.2  Funding Reliance. (a) Unless the Agent receives notice from a
                 ----------------
Bank by 11:00 a.m., San Francisco time, on the day of a proposed borrowing that such Bank will not make available to the Agent the amount which would constitute its Percentage of such borrowing in accordance with Section 2.3, the Agent may
                                                    -----------
assume that such Bank has made such amount available to the Agent and, in reliance upon such assumption, make a corresponding amount available to the Company. If and to the extent any Bank shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Company such amount, that Bank shall on the Business Day following such borrowing date make such amount available to the Agent, together with interest at the

Federal Funds Rate for each day during such period. A notice of the Agent submitted to any Bank with respect to amounts owing under this clause (a) shall
                                                               ----------
be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Bank's Loan on the date of borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the borrowing date, the Agent will notify the Company of such failure to fund and, upon demand by the Agent, the Company shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such borrowing. Nothing set forth in this clause (a) shall relieve
                                                      ----------
any Bank of any obligation it may have to make any Loan hereunder.

          (b) Unless the Agent receives notice from the Company prior to the due date for any payment hereunder that the Company does not intend to make such payment, the Agent may assume that the Company has made such payment and, in reliance upon such assumption, make available to each Bank its share of such payment. If and to the extent that the Company has not made any such payment to the Agent, each Bank which received a share of such payment shall repay such share (or the relevant portion thereof) to the Agent forthwith on demand, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Bank until the date repaid by such Bank. Nothing set forth in this clause (b) shall relieve the Company of any obligation
                          ----------
it may have to make any payment hereunder.

          2.4  Conversion and Continuation Procedures.  Subject to the
               --------------------------------------
provisions of Section 2.2 and Section 2.13, the Company may convert all or any
              -----------     ------------
part of any outstanding Loan into a Loan of a different type or continue any Eurodollar Loan as a Eurodollar Loan by giving written, facsimile or telephonic notice (which shall, in the case of telephonic notice, be immediately confirmed by facsimile in the form of Notice of Conversion/Continuation) to the Agent not later than (a) in the case of a conversion into a Base Rate Loan, 10:00 a.m., San Francisco time, on the proposed date of such conversion, and (b) in the case of a conversion into or continuation of a Eurodollar Loan, 10:00 a.m., San Francisco time, at least three Business Days prior to the proposed date of such conversion or continuation. Each such Notice of Conversion/Continuation shall be effective upon receipt by the Agent and shall specify the date and amount of such conversion or continuation, the Loan to be so converted or continued, the type of Loan to be converted or continued into and, in the case of a conversion into or continuation of a Eurodollar Loan, the initial Interest Period therefor. Promptly upon receipt of such Notice of Conversion/Continuation, the Agent shall advise each Bank thereof. Subject to Sections 2.2 and 2.13, such Loan shall be
                                     ------------     ----
so
converted or continued on the requested date of conversion or continuation.
Each conversion or continuation shall be on a Business Day and, after giving effect to any conversion or continuation, the aggregate principal amount of each Group of Eurodollar Loans shall be at least $3,000,000 and an integral multiple of $1,000,000.

          2.5  Pro Rata Treatment.  All borrowings, conversions and repayments
               ------------------
shall be effected so that after giving effect thereto each Bank will have a pro rata share (according to its Percentage) of all types (subject to Section 8.3) and Groups of Loans and Stated Amounts.

          2.6  Letter of Credit Procedures.  The Company shall give notice to
               ---------------------------
the Issuing Bank, with a copy to the Agent, of the proposed issuance of each Letter of Credit on a Business Day which is at least five Business Days (or fewer Business Days if agreed to by the Issuing Bank) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by a Letter of Credit Application, duly executed by the Company and in all respects satisfactory to the Issuing Bank, together with such other documentation as the Issuing Bank may reasonably request in support thereof, it being understood that each Letter of Credit Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued and the expiration date of such Letter of Credit (which shall not extend beyond the earlier of (i) one year from the date of issuance or (ii) thirty days prior to the Termination Date). Such notice and Letter of Credit Application may be delivered to the Issuing Bank and the Agent by facsimile; provided, however, that the original notice and
                                 --------  -------
Letter of Credit Application are promptly delivered to the Issuing Bank thereafter, but in any event prior to the issuance of such Letter of Credit. Subject to the satisfaction of the conditions precedent set forth in Section 11
                                                                     ----------
with respect to the issuance or extension of such Letter of Credit, the Issuing Bank shall issue such Letter of Credit on the requested issuance date. In the event the Company requests that the expiration date of any Letter of Credit be extended, the Company shall notify the Issuing Bank, with a copy to the Agent, in accordance with the applicable notice provision set forth in the Letter of Credit with respect to extensions, or, in the event the Letter of Credit contains no such notice provision, on a Business Day which is at least five Business Days (or fewer Business Days if agreed to by the Issuing Bank) prior to the existing expiration date under the Letter of Credit. Such notice shall be duly executed by the Company and in all respects satisfactory to the Issuing Bank, together with such other documentation as the Issuing Bank may reasonably request in support thereof, and shall state the proposed extended expiration date (which date shall not extend beyond the earlier of (i) one year from the date of such extension or (ii) thirty days prior to the Termination Date). Such notice may be delivered to the

Issuing Bank and the Agent by facsimile; provided, however, that the original
                                         --------  -------
notice is promptly delivered to the Issuing Bank thereafter, but in any event prior to the expiration of the applicable Letter of Credit. Subject to the satisfaction of the conditions precedent set forth in Section 11 with respect to
                                                      ----------
the issuance of Letters of Credit, the issuing Bank shall extend the expiration date of such Letter of Credit to the requested expiration date.

          2.7  Determination of Issuing Bank: Replacement of Credit.  BofA
               ----------------------------------------------------
Illinois shall be the Issuing Bank with respect to each Letter of Credit, unless each of the Company, BofA Illinois, the Agent and another Bank designate such other Bank to be the Issuing Bank with respect to any Letter of Credit, in which case such other Bank shall be the Issuing Bank with respect to such Letter of Credit. A Letter of Credit may be replaced by a Letter of Credit issued by another Issuing Bank selected pursuant to the terms of this Section 2.7, upon
                                                            -----------
receipt of the existing Letter of Credit for cancellation by the issuer thereof.

          2.8  Participations in Letters of Credit.  Concurrently with the
               -----------------------------------
issuance of each Letter of Credit, the Issuing Bank shall be deemed to have sold and transferred to each other Bank, and each other Bank shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such other Bank's Percentage, in such Letter of Credit and the Company's reimbursement obligations with respect thereto. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the Issuing Bank's "participation" therein. The Issuing Bank hereby agrees, upon request of the Agent or any Bank, to deliver to such Bank and the Agent a list of all outstanding Letters of Credit issued by such Issuing Bank, together with such information related thereto as such other Bank may reasonably request.

          2.9  Reimbursement Obligations.  The Company hereby unconditionally
               -------------------------
and irrevocably agrees to reimburse the Issuing Bank for each payment or disbursement made by the Issuing Bank under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made, including, without limitation, under the following circumstances:

          (i)   any lack of validity or enforceability of any Letter of Credit;

          (ii) the existence of any claim, set-off, defense or other right which the Company or any other account party may have at any time against a beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such transferee may be acting), the Issuing Bank, any Bank or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the account party or one of the other Loan Parties and the beneficiary for which the Letter of Credit was procured);

          (iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (iv) payment by the Issuing Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

          (v) any other circumstances or happening whatsoever, which is similar to any of the foregoing; or

          (vi) the fact that an Event of Default or Unmatured Event of Default shall have occurred and be continuing;

provided that the obligation of the Company to so reimburse the Issuing Bank
- --------
shall be reduced to the extent of any direct losses suffered by the Company as the result of any event set forth in clauses (iii), (iv) or (v) above which is
                                     -------------  ----    ---
finally judicially determined to constitute gross negligence or wilful misconduct of the Issuing Bank. To the extent that any obligation of the Company to reimburse the issuing Bank is reduced pursuant to the immediately preceding sentence, the Issuing Bank shall reimburse the Banks for any such amounts which the Banks have paid on account of such unreimbursed obligations.

Any amount not reimbursed on the date of such payment or disbursement (by the making or deemed making of Base Rate Loans pursuant to Section 2.11 (i) or
                                                       ---------------
otherwise, notwithstanding if any such Loans would cause a default under Section
                                                                         -------
2.1.3 or any other provision hereunder) shall bear interest from and including
- -----
the date of such payment or disbursement to but not including the date that the issuing Bank is reimbursed by the Company therefor, payable on demand, at a rate per annum equal to the Base Rate from time to time in effect plus two percent
                                                             ----
(2%) per annum. The Issuing Bank shall notify the Company and the Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder within five Business Days of receiving such demand; provided, however, that the failure of the Issuing Bank to so notify the Company
- --------  -------
or the Agent shall not affect the rights of the Issuing Bank or the Banks in any manner whatsoever.

          2.10  Limitation on the Issuing Bank's Obligations.  As between the
                --------------------------------------------
Company, any Issuing Bank and the Banks, the Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Bank by, the respective beneficiaries of such Letters of Credit, except to the extent of the gross negligence or wilful misconduct of such Issuing Bank. In furtherance and not in limitation of the foregoing, neither any Issuing Bank nor any Bank shall be responsible, except to the extent of its own gross negligence or wilful misconduct: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or insufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms;
(vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; and (vii) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit. None of the above shall affect, impair, or prevent the vesting of any of the Issuing Bank's or any Banks' rights or powers hereunder. In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Issuing Bank under or in connection with the Letters of Credit issued by it, if taken or omitted in good faith, shall not put such Issuing Bank under any resulting liability to the Company or the Banks, except to the extent of the gross negligence or wilful misconduct of such Issuing Bank.

          2.11  Reimbursement Obligations Deemed to be Loans; Funding by Banks
                --------------------------------------------------------------
to an Issuing Bank. An Issuing Bank shall immediately notify the Agent upon
- ------------------
making any payment or disbursement under any Letter of Credit and upon receipt of any reimbursements with respect thereto. If an Issuing Bank makes any payment or disbursement under any Letter of Credit and the Company has not reimbursed such Issuing Bank in full in cash for such payment or disbursement by 11:00 a.m., San Francisco time, such Issuing Bank shall notify the Agent accordingly, and on the date of such payment or disbursement (i) if such payment or disbursement is made prior to the Termination Date, the Banks shall be deemed to have made Base Rate Loans (pro rata according to their respective Percentages) (notwithstanding if any such Loans would cause a default under Section 2.1.3 or any other provision hereunder) to the Company
                -------------
in an aggregate amount equal to the amount of such payment or disbursement or
(ii) if such payment or disbursement is made on or after the Termination Date, or if any reimbursement received by such Issuing Bank from the Company is or must be returned or rescinded upon or during any bankruptcy or reorganization of the Company or otherwise, each other Bank shall be obligated to pay to such Issuing Bank, in full or partial payment of the purchase price of its participation in such Letter of Credit, its pro rata share (according to its Percentage) of such payment or disbursement (but no such payment shall diminish the obligations of the Company under Section 2.9), and in either of the cases
                                     ------------
described in clauses (i) or (ii) above, the Agent shall promptly notify each
             -----------    ----
other Bank thereof. Each other Bank irrevocably and unconditionally agrees to so pay to the Agent in immediately available funds for such Issuing Bank's account the amount of such other Bank's Percentage of such payment or disbursement. If and to the extent any Bank shall not have made such amount available to the Agent by 2:00 p.m., San Francisco time, on the Business Day on which such Bank receives notice from the Agent of such payment or disbursement, such Bank agrees to pay interest on such amount to the Agent for such Issuing Bank's account forthwith on demand for each day from and including the date such amount was to have been delivered to the Agent to but excluding the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect. Any Bank's failure to make available to the Agent its Percentage of any such payment or disbursement shall not relieve any other Bank of its obligation hereunder to make available to the Agent such other Bank's Percentage of such payment, but no Bank shall be responsible for the failure of any other Bank to make available to the Agent such other Bank's Percentage of any such payment or disbursement.

          2.12  Warranty.  Each Notice of Borrowing pursuant to Section 2.3 and
                --------                                        -----------
the delivery of each Letter of Credit Application pursuant to Section 2.6 shall
                                                              -----------
automatically constitute a warranty by the Company to the Agent and each Bank to the effect that on the date of such requested borrowing or the issuance of the requested Letter of Credit, as the case may be, (a) the warranties of the Company contained in Section 9 of this Agreement shall be true and correct as of
                     ---------
such requested date as though made on the date thereof and (b) no Event of Default or Unmatured Event of Default shall have then occurred and be continuing or will result therefrom.

          2.13   Conditions.  Notwithstanding any other provision of this
                 ----------
Agreement, (a) no Bank shall be obligated to make any Loan, (b) no Bank shall be obligated to convert into or permit the continuation at the end of the applicable Interest Period of any Eurodollar Loan and (c) an Issuing Bank shall not be obligated to issue any Letter of Credit if, in any such case, an Event of Default or Unmatured Event of Default exists or would result therefrom.

          2.14   Commitments Several.  The failure of any Bank to make a
                 -------------------
requested Loan or to purchase a participation in any Letter of Credit on any date shall not relieve any other Bank of its obligation to make a Loan or purchase a participation in any Letter of Credit on such date, but no Bank shall be responsible for the failure of any other Bank to make any Loan or purchase any participation in any Letter of Credit to be made by such other Bank.

          2.15  Transfer Instructions.  All funds to be transferred to Agent
                ---------------------
shall be wire transferred in immediately available funds to the Agent's Payment Office re: Wyle Electronics, Attention: Agency Management Services #5596, maintained at BofA, ABA no. 1210-00358, with the purpose of the payment indicated, or shall be transferred as the Agent may otherwise request from time to time.

          2.16  Extension of Termination Date.  The Termination Date shall be
                -----------------------------
extended for an additional year on each Extension Date upon satisfaction of each of the conditions set forth in this Section 2.16:
                                    ------------

               (a) The Company and each other Loan Party shall have delivered a written request of such extension to the Agent (who shall promptly notify the Banks) not less than 45 nor more than 90 days prior to the applicable Extension Date; and

               (b) The Agent and each Bank, each in its sole and absolute discretion, shall have agreed to such extension by written notice to the Agent (which in turn shall notify the Company and the Banks), no later than 45 after delivery of the extension request described in subparagraph (a) above (it being understood that if the Agent or any Bank does not agree to such extension (any failure by the Agent or any Bank to respond within the required time period shall be deemed to be a decision by such non-responding party not to agree to such extension), then such extension shall not be granted);

provided, that nothing in this Section 2.16 shall limit the right of the Company
- --------                       ------------
to request any extension of the Termination Date at any time or the right of the Agent and the Banks, each in their sole and absolute discretion, to grant or to not grant any such extension.

          SECTION 3 EVIDENCE OF INDEBTEDNESS.

          3.1  Loan Accounts.  The Loans made by each Bank shall be evidenced by
               -------------
one or more accounts or records maintained by such Bank in the ordinary course of business. The accounts or records maintained by each Bank shall be conclusive evidence, absent demonstrable error, of the amount of the Loans made by the Banks to the Company, and the interest and payments thereon. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Company hereunder to repay the principal amount of the Loans made by such Bank together with all interest accruing thereon.

          3.2  Notes.  Upon the request of any Bank made through the Agent, the
               -----
Loans of each Bank shall be evidenced by a promissory note (as amended, supplemented, replaced or otherwise modified from time to time, individually each a "Note" and collectively for all Banks the "Notes") substantially in the form set forth in Exhibit A, with appropriate insertions, dated the Effective
                  ---------
Date (or such earlier date as shall be satisfactory to the Agent and the Company), payable to the order of such Bank in an amount equal to such Bank' s Percentage of the Commitments (or, if less, in the aggregate unpaid principal amount of such Bank's Loans).

          3.3  Recordkeeping.  Each Bank shall record in its records, or at its
               -------------
option on the schedule attached to its Note, the date and amount of each Loan made by such Bank, each repayment or conversion thereof and, in the case of each Eurodollar Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be conclusive evidence, absent demonstrable error, of the principal amount owing and unpaid on such Note. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Company hereunder or under any Note to repay the principal amount of the Loans evidenced by such Note together with all interest accruing thereon.


          SECTION 4 INTEREST.

          4.1  Interest Rates.  The Company agrees to pay to the Agent for the
               --------------
account of each Bank interest on the unpaid principal amount of each Loan for the period commencing on and including the date of such Loan to but excluding the date such Loan is paid in full in cash, which in no event shall be less than one day, as follows:

               (a) at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the Base Rate from time to time in effect; and

               (b) at all times while such Loan is a Eurodollar Loan, at a rate per annum equal to the sum of the Eurodollar Rate (Reserve Adjusted) applicable to each Interest Period for such Eurodollar Loan plus the Applicable Margin for Eurodollar Loans;

provided, however, that at any time an Event of Default exists, the interest
- --------  -------
rate otherwise applicable to each Loan shall be increased by two percent (2%) per annum.

          4.2  Interest Payment Dates.  Accrued interest on each Base Rate Loan
               ----------------------
shall be payable on the last day of each calendar quarter and on the Termination Date, commencing with the first of such dates to occur after the date of such Loan. Accrued interest on each Eurodollar Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of each Eurodollar Loan with an Interest Period in excess of three months, the date which falls three months after the beginning of such Interest Period) and on the Termination Date. After the Termination Date, accrued interest on all Loans shall be payable on demand.

          4.3  Interest Periods.  Each interest period for a Eurodollar Loan
               ----------------
(each an "Interest Period") shall commence on the date such Eurodollar Loan is made or converted from a Base Rate Loan, or on the date of expiration of the immediately preceding Interest Period for such Eurodollar Loan, and shall end on the date which is one, two, three or six months thereafter, as the Company may specify:

               (a) in the case of an Interest Period which commences on the date a Eurodollar Loan is made or converted from a Base Rate Loan, in the related Notice of Borrowing or Notice of Conversion/Continuation pursuant to Section 2.3 or 2.4, or
                      -----------    ---

               (b) in the case of a succeeding interest Period with respect to any Eurodollar Loan, by written or telephonic notice to the Agent not later than 10:00 a.m., San Francisco time, at least three Business Days prior to the first day of such succeeding Interest Period, it being understood that (i) each such notice shall be effective upon receipt by the Agent and (ii) if the Company fails to give such notice, such Loan shall automatically become a Base Rate Loan at the end of the then-current Interest Period.

Each Interest Period for a Eurodollar Loan which would otherwise end on a day which is not a Business Day shall end on the immediately succeeding Business Day (unless such immediately succeeding Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the immediately preceding Business Day). The Company may not select any Interest Period which would end after the Termination Date.

          4.4  Setting and Notice of Eurodollar Rates.  The applicable
               --------------------------------------
Eurodollar Rate for each Interest Period shall be determined by the Agent, and notice thereof shall be given by the Agent promptly to the Company and each Bank. Each determination of the applicable Eurodollar Rate by the Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error.

          4.5  Computation of Interest.  Interest shall be computed for the
               -----------------------
actual number of days elapsed on the basis of a year of 360 days, which results in more interest than if a 365/366-day year were used. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.


          SECTION 5 FEES.

          5.1  Participation Fee.  The Company agrees to pay to the Agent for
               -----------------
the account of each Bank on the Effective Date a participation fee equal to eight basis points on the net increase in each Bank's final allocated Commitment hereunder from its commitment under the Existing Credit Agreement.

          5.2  Facility Fee.  The Company agrees to pay to the Agent for the
               ------------
account of each Bank a facility fee for the period from and including the Effective Date, to but excluding the Termination Date, equal to the Applicable Margin for the facility fee on the average daily portion of each Bank's Commitment. Such facility fee shall be payable in arrears on the last day of each calendar quarter, commencing in March 1996 and on the Termination Date for any period then ending for which such facility fee shall not have been theretofore paid. The facility fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days, which results in a higher fee than if a 365/366-day year were used.

          5.3  Letter of Credit Fees.  (a) The Company agrees to pay to the
               ---------------------
Agent for the account of the Banks pro rata according to their respective Percentages a letter of credit fee for each Letter of Credit in an amount equal to the Applicable Margin for Letter of Credit fees per annum (computed for the actual number of days elapsed on the basis of a year of 360 days, which results in a higher fee than if a 365/366-day year were used) of the face amount of such Letter of Credit, payable in arrears on the last day of each calendar quarter and on the Termination Date for the period from and including the date of the issuance of such Letter of Credit to but excluding the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.

          (b) In addition, with respect to each Letter of Credit, the Company agrees to pay to the Issuing Bank (i) such fees and expenses as and when such Issuing Bank customarily requires in connection with the issuance, negotiation, processing, extension and/or administration of letters of credit in similar situations and (ii) a letter of credit fee for each Letter of Credit issued by such Issuing Bank in an amount equal to 0.125% per annum (computed for the actual number of days elapsed on the basis of a year of 360 days) of the face amount of such Letter of Credit, payable in arrears on the last day of each calendar quarter and on the Termination Date for the period from and including the date of the issuance of such Letter of Credit to but excluding the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.

          5.4  Agent's and Arranger's Fees.  (a)  The Company agrees to pay to
               ---------------------------
the Agent, individually, an agent's fee in the amount agreed upon in writing by the Company and the Agent pursuant to a fee letter dated on or about December 29, 1995.

          (b) The Company agrees to pay to the Arranger, individually, an arrangement fee in the amount agreed upon in writing by the Company and the Arranger pursuant to a fee letter dated on or about December 29, 1995.

          5.5  Interest.  All fees provided for in this Section 5 shall bear
               --------                                 ---------
interest from and including the date such fees become payable to but not including the date that such payments are made, payable on demand, at a rate per annum equal to the then applicable rate charged on Base Rate Loans.


      SECTION 6 REDUCTION OR TERMINATION OF THE COMMITMENTS; PREPAYMENTS.

          6.1  Reduction or Termination.  The Company may from time to time on
               ------------------------
at least five Business Days' prior written notice received by the Agent (which shall promptly advise each Bank thereof) permanently reduce the amount of the Commitments to an amount not less than the sum of (i) the aggregate unpaid principal amount of the Loans plus (ii) the aggregate Stated Amount of all outstanding Letters of Credit. Any such reduction shall be in an amount not less than $5,000,000 and an integral multiple of $1,000,000. The Company may at any time on like notice terminate the Commitments upon payment in full in cash of all Loans and all other obligations of the Company hereunder, and, with respect to each outstanding Letter of Credit, (i) cash collateralization in full, pursuant to documentation in form and substance satisfactory to the Agent, the Issuing Bank and the Required Banks, of all obligations arising with respect to any applicable Letter of Credit, (ii) delivery to the applicable Issuing Bank, with a copy to the Agent, of any applicable Letter of Credit for cancellation, or (iii) delivery to the applicable Issuing Bank, with a copy to each Bank and the Agent, of evidence satisfactory to the Banks that a replacement letter of credit has been issued to replace any applicable Letter of Credit and that such applicable Letter of Credit is to be returned promptly for cancellation. All reductions of the Commitments shall be pro rata among the Banks according to their respective Percentages.

          6.2  Voluntary Prepayments.  The Company may from time to time prepay
               ---------------------
the Loans in whole or in part; provided that (a) the Company shall give the
                               --------
Agent (which shall promptly advise each Bank) written notice thereof (i) on or before 10:00 a.m., San Francisco time, not less than three Business Days prior thereto in the case of Eurodollar Loans and (ii) on or before 10:00 a.m., San Francisco time, on the date of such prepayment in the case of Base Rate Loans, specifying the Loans to be prepaid and the date and amount of prepayment, (b) any prepayment of a Eurodollar Loan prior to the end of an Interest Period therefor shall be subject to Section 8.4, (c) each partial prepayment of a
                             -----------
Eurodollar Loan shall be in a principal amount of at least $3,000,000 and an integral multiple of $1,000,000, (d) each partial prepayment of a Base Rate Loan shall be in a principal amount of at least $1,000,000 and an integral multiple of $500,000 and (e) any prepayment of a Eurodollar Loan shall include accrued interest to the date of prepayment on the principal amount being repaid.


          SECTION 7 MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

          7.1  Making of Payments.  All payments of principal or interest on the
               ------------------
Notes, of all fees, and of all other amounts payable hereunder by the Company, shall be made by the Company to the Agent in immediately available funds without offset or counterclaim at its office in San Francisco not later than noon, San Francisco time, on the date due; and funds received after that hour shall be deemed to have been received by the Agent on the next following Business Day. The Agent shall promptly remit to each Bank or other holder of a Note its share of all such payments received in collected funds by the Agent for the account of such Bank or holder.

          7.2  Application of Certain Payments.  Each payment shall be applied
               -------------------------------
to such Loans or other obligations of the

Company hereunder as the Company shall direct by notice to be received by the Agent on or before the date of such payment or, in the absence of such notice or during any Event of Default or Unmatured Event of Default under Section 12.1.3,
                                                                --------------
as follows:

          (a)  first, to pay all obligations hereunder or under any Loan
               -----
     Document in respect of any fees, expense reimbursements or indemnities then due to the Agent (solely in its capacity as the Agent and not as a Bank);

          (b)  second, to pay ratably interest due in respect of (i) all Loans
               ------
     and (ii) (without duplication) reimbursement obligations in connection with Letters of Credit;

          (c)  third, to pay or prepay ratably the principal amount of all Loans
               -----
     and (without duplication) reimbursement obligations in connection with Letters of Credit (or to provide collateral in respect of Letters of Credit to the extent such reimbursement obligations are contingent);

          (d)  fourth, to pay ratably all obligations hereunder or under any
               ------
     Loan Document in respect of any fees and expenses and indemnities then due to the Banks (including any issuing Bank); and

          (e)  fifth, to pay ratably all other obligations hereunder or under
               -----
    any Loan Document.

The order of priority set forth in this Section and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Agent and the Banks as among themselves and may at any time or from time to time be changed, and any application of funds hereunder may be reversed and reapplied, by the Agent and the Banks in writing as they may elect, without necessity of notice to or consent of or approval by the Company or any other Person, provided that such change shall not have the result of causing amounts not otherwise due under this Agreement to become due. The Agent shall advise the Banks as to the application of any payment upon request.

          7.3  Due Date Extension: Payments Due on Business Days.  If any
               -------------------------------------------------
payment of principal or interest with respect to any of the Notes, facility fees, Letter of Credit fees, or other obligations of the Company hereunder falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day (unless, in the case of a Eurodollar Loan, such next following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal and any other amounts on which interest is payable hereunder, additional interest shall accrue and be payable for the period of any such extension.

          7.4  Setoff.  The Company agrees that the Agent, each Bank and each
               ------
other holder of a Note have all rights of set-off and bankers' lien provided by applicable law, and in addition thereto, the Company agrees that at any time any Unmatured Event of Default under Section 12.1.3 or any Event of Default exists,
                                 --------------
the Agent, each Bank and each such holder may apply to the payment of such payment or other amount (or, in the case of clause (ii), to any obligations of
                                            -----------
the Company hereunder, whether or not then due) any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter with the Agent, such Bank or such holder.

          7.5  Proration of Payments.  If any Bank shall obtain any payment or
               ---------------------
other recovery (whether voluntary, involuntary, by application of set-off or banker's lien or otherwise) on account of principal of or interest on any Note (or on account of its participation in any Letter of Credit) or any other obligation under any of the Loan Documents, whether from any Loan Party or any other Person, in excess of its pro rata share of payments and other recoveries obtained by all Banks on account of principal of and interest on Notes and on such participations then held by them (other than in respect of an Affected Loan to the extent contemplated by Section 8.3 or indemnities or other obligations
                              -----------
owed solely to such Bank and not owed to the Banks generally based upon their respective Percentages), such Bank shall purchase from the other Banks such participations in the Notes (or sub-participations in Letters of Credit) held by them as shall be necessary to cause such purchasing Bank to share the excess payment or other recovery ratably with each of them; provided, however, that if
                                                     --------  -------
all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

          7.6  Taxes.  All payments of principal of, and interest on, the Loans
               -----
and all other amounts payable hereunder shall be made free and clear of and (except to the extent required by law) without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by any Bank's net income or receipts (all non-excluded items being called "Taxes"). If any withholding or deduction from any payment to be made by the company hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Company will

          (a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

          (b) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such authority; and

          (c) pay to the Agent for the account of the Banks such additional amount or amounts as is necessary to ensure that the net amount actually received by each Bank will equal the full amount such Bank would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Agent or any Bank with respect to any payment received by the Agent or such Bank hereunder, the Agent or such Bank may pay such Taxes and the Company will promptly pay such additional amounts (including any penalty, interest and expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted.

          If the Company fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent, for the account of the respective Banks, the required receipts or other required documentary evidence, the Company shall indemnify the Banks for any incremental Taxes, interest or penalties that may become payable by any Bank as a result of any such failure.

          Upon its execution of this Agreement, and thereafter on each anniversary thereof, and in addition upon the request from time to time of the Company or the Agent, each Bank that is organized under the laws of a jurisdiction other than the United States of America shall, pursuant to Section 13.10, execute and deliver to the Company and the Agent one or more (as the Company or the Agent may reasonably request) United States Internal Revenue Service Forms 4224 or Forms 1001 or such other forms or documents, appropriately completed, as may be applicable to establish that any payment to such Bank is exempt from withholding or deduction of Taxes. The Company shall not be required to pay any additional amount to any Bank under this Section 7.6 if such
                                                             -----------
Bank shall have failed to satisfy the requirements of the immediately preceding sentence; provided that if a Bank shall have satisfied such requirements on or
          --------
about the date that it became a party to this Agreement, nothing in this paragraph shall relieve the Company of its obligation to pay any amounts pursuant to this Section 7.6 in the event that such Bank is no longer properly
                 -----------
entitled to deliver certificates, documents or other evidence at a subsequent date establishing the fact that such Bank is not subject to withholding as described in the immediately preceding sentence.

     SECTION 8  INCREASED COSTS; SPECIAL PROVISIONS FOR EURODOLLAR LOANS.

          8.1  Increased Costs.  (a) If, after the date hereof, (i) Regulation D
               ---------------
of the Board of Governors of the Federal Reserve System, or (ii) any applicable law, rule or regulation, or any change therein, or the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or any Eurodollar Office of such Bank) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency

          (A) shall subject any Bank (or any Eurodollar Office of such Bank) to any tax, duty or other charge with respect to its Eurodollar Loans, its Note or its obligation to make Eurodollar Loans, or shall change the basis of taxation of payments to any Bank of the principal of or interest on its Eurodollar Loans or any other amounts due under this Agreement in respect of its Eurodollar Loans or its obligation to make Eurodollar Loans (except for changes in the rate of tax on the overall net income of such Bank or its Eurodollar Office imposed by the jurisdiction in which such Bank's principal executive office or Eurodollar Office is located); or

          (B) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any Eurocurrency Reserve Percentage), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Bank (or any Eurodollar Office of such Bank); or

          (C) shall impose on any Bank (or its Eurodollar Office) any other condition affecting its Eurodollar Loans, its Note or its obligation to make Eurodollar Loans;

and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D referred to above, to impose a cost on) such Bank (or any Eurodollar Office of such Bank) of making or maintaining any Eurodollar Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Eurodollar Office) under this Agreement or under its Note with respect thereto, then within 10 days after written demand by such Bank (a copy of which shall be furnished to the Agent), the Company shall pay to such Bank, such additional amount or amounts as will compensate such Bank for such increased cost or such reduction.

          (b) If any Bank shall reasonably determine that, after the date hereof, the adoption or phase-in of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Eurodollar Office) or any Person controlling such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's or such controlling Person's capital as a consequence of such Bank's obligations hereunder (including, without limitation, such Bank's obligations under the Commitment) to a level below that which such Bank or such controlling Person could have achieved but for such adoption, change or compliance (taking into consideration such Bank's or such controlling Person's policies with respect to capital adequacy), then from time to time, within 10 days after written demand by such Bank (a copy of which shall be furnished to the Agent), the Company shall pay to such Bank, such additional amount or amounts as will compensate such Bank or such controlling Person for such reduction.

          (c)  Any demand under this Section 8.1 shall be accompanied by a
                                     -----------
certificate setting forth the calculation of any additional amount payable under this Section 8.1, which certificate shall be conclusive for all purposes absent
     -----------
manifest error.

          8.2  Basis for Determining Interest Rate Inadequate or Unfair.  If
               --------------------------------------------------------
with respect to any Interest Period:

          (a) deposits in Dollars (in the applicable amounts) are not being offered to one or more Banks in the relevant market for such Interest Period, or the Agent otherwise reasonably determines (which determination shall be binding and conclusive on the Company) that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate; or

          (b) Banks having an aggregate Percentage of thirty three and one-third percent (33 1/3%) or more advise the Agent that the Eurodollar Rate (Reserve Adjusted) as determined by the Agent will not adequately and fairly reflect the cost to such Banks of maintaining or funding such Loans for such Interest Period, or that the making or funding of Eurodollar Loans has become impracticable in the opinion of such Banks, then the Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) no Bank shall be under any obligation to make, or convert Loans into, Eurodollar Loans and (ii) on the last day of the current Interest Period for each Eurodollar Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.

          8.3  Changes in Law Rendering Eurodollar Loans Unlawful.  In the event
               --------------------------------------------------
that any change in (including the adoption of any new) applicable laws or regulations, or any change in the interpretation of applicable laws or regulations by any governmental or other regulatory body charged with the administration thereof, should make it unlawful for any Bank (or in the good faith judgment of any Bank cause a substantial question as to whether it is unlawful for such Bank) to make, maintain or fund Eurodollar Loans, then such Bank shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Bank shall have no obligation to make or convert into Eurodollar Loans (but shall make Base Rate Loans concurrently with the making of or conversion into Eurodollar Loans by the Banks which are not so affected in each case in an amount equal to such Bank's Percentage of all Eurodollar Loans which would be made or converted into at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each Eurodollar Loan of such Bank (or, in any event, if such Bank so requests, on such earlier date as such Bank determines may be required by the relevant law, regulation or interpretation), such Eurodollar Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by a Bank which, but for the circumstances described in the foregoing sentence, would be a Eurodollar Loan (an "Affected Loan") shall, notwithstanding any other provision of this Agreement, remain outstanding for the same period as the Group of Eurodollar Loans of which such Affected Loan would be a part absent such circumstances.

          8.4  Funding Losses.  The Company hereby agrees that upon demand by
               --------------
any Bank (a copy of which shall be furnished to the Agent) the Company will indemnify such Bank against any net loss or expense which such Bank may sustain or incur (including, without limitation, any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain any Eurodollar Loan and any amounts which such Bank would have received had such Eurodollar Loan remained outstanding to the last day of the applicable Interest Period, net of any amounts actually received by such Bank in connection with the redeployment of such funds for such period as such Bank elects consistent with its business practices), as reasonably determined by such Bank, as a result of (a) any payment or, prepayment or conversion of any Eurodollar Loan of such Bank on a date other than the last day of an Interest Period for such Loan (including, without limitation, any conversion pursuant to Section 8.3) or (b) any failure of the Company to borrow
                       -----------
or convert or continue any Loans on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation pursuant to this Agreement. For this purpose, all notices to the Agent pursuant to this Agreement shall be deemed to be irrevocable.

          8.5  Right of Banks to Fund through Other Offices.  Each Bank may, if
               --------------------------------------------
it so elects, fulfill its commitment as to any Eurodollar Loan by causing a foreign branch or affiliate of such Bank to make such Loan; provided that in
                                                            --------
such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Bank and the obligation of the Company to repay such Loan shall nevertheless be to such Bank and shall be deemed held by it, to the extent of such Loan, for the account of such branch or affiliate.

          8.6  Discretion of Banks as to Manner of Funding.  Notwithstanding any
               -------------------------------------------
provision of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Bank had actually funded and maintained each Eurodollar Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

          8.7  Conclusiveness of Statements; Survival of Provisions.
               ----------------------------------------------------
Determinations and statements of any Bank pursuant to Section 8.1, 8.2, 8.3 or
                                                      -----------  ---  ---
8.4 shall be conclusive absent manifest error.  The provisions of such Sections
- ---
shall survive repayment of the Loans, cancellation of the Notes, cancellation or expiration of the Letters of Credit and any termination of this Agreement, with respect to all Loans and other obligations made or incurred hereunder or under the other Loan Documents, and the Notes, Letters of Credit and the other Loan Documents entered into in connection herewith.

          8.8  Banks' Obligation to Mitigate.  Each Bank agrees that, as
               -----------------------------
promptly as practicable after the officer of such Bank responsible for administering Loans under this Agreement becomes aware of the occurrence of an event or the existence of a condition that would cause such Bank to have Affected Loans or that would entitle such Bank to receive payments (other than insubstantial amounts) under Section 8.1, it will, to the extent not
                             -----------
inconsistent with such Bank's internal policies and practices, use reasonable efforts (i) to make, fund or maintain the Commitments of such Bank or the Affected Loans of such Bank through another lending office of such Bank, or (ii) take such other measures as such Bank may deem reasonable, if as a result thereof the circumstances which would cause such Bank to have Affected Loans would cease to exist or the additional amounts which would otherwise be required to be paid to such Bank pursuant to Section 8.1 would not be required to be paid
                                    -----------
to such Bank or would be substantially reduced and if, as determined by such Bank in its reasonable discretion, the making, funding,or maintaining of such Commitments or Loans through such other lending office or in accordance with such other measures, as the case may be, would not adversely affect such Commitments or Loans or the interests of such Bank. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Bank to the extent allocable to such Bank's Commitments (including reasonable fees and expenses of outside counsel and allocated costs of in-house counsel) incurred in connection with this Section 8.8.
                                                      -----------


          SECTION 9 WARRANTIES.

          To induce each Issuing Bank to issue Letters of Credit and to induce the Agent and the Banks to enter into this Agreement and to induce the Banks to make Loans and purchase participations in Letters of Credit hereunder, the Company warrants to the Agent and the Banks that:

          9.1  Organization, Etc.  (a) The Company is a corporation duly
               -----------------
organized, validly existing and in good standing under the laws of the State of California; each Loan Party other than the Company is a corporation duly organized, validly existing and in good standing in the jurisdiction of its incorporation; the Company and each other Loan Party is duly qualified to do business in each jurisdiction where the nature of its business makes such qualification necessary (except in those instances in which the failure to be qualified would not be reasonably expected to materially adversely affect either
(i) the financial condition, operations, assets, business, properties or, to the knowledge of the Company, prospects of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Loan Parties to perform their obligations under the Loan Documents) and the Company and each other Loan Party has full power and authority, and has all material licenses, permits and authorizations required, to own its property and conduct its business as presently conducted and as proposed to be conducted by it.

          (b) The Company and the other Loan Parties are in compliance with their respective Articles or Certificates of Incorporation, By-Laws and other organizational documents, all material agreements, indentures, instruments and other documents which are binding on the Company or the other Loan Parties, respectively, and all laws, rules, regulations and orders, decrees and judgments of any court or other government authority or agency which are binding on the Company or any of the other Loan Parties and the Company and the other Loan Parties have and are in compliance with all permits, licenses and other authorizations required by law, rule or regulation (except in those instances in which the failure to be in compliance would not be reasonably expected to materially adversely affect either (i) the financial condition, operations, assets, business, properties or, to the knowledge of the Company, prospects of the

Company and its Subsidiaries taken as a whole or (ii) the ability of the Loan Parties to perform their obligations under the Loan Documents).

          9.2  Authorization: No Conflict.  (a) The execution and delivery by
               --------------------------
the Company of this Agreement and each other Loan Document to which it is a party, the borrowings hereunder, and the performance by the Company of its obligations under each Loan Document to which it is a party are within the corporate powers of the Company, have been duly authorized by all necessary corporate action on the part of the Company (including any necessary stockholder action), have received all necessary governmental approval (if any shall be required), and do not and will not (i) violate any provision of law or any order, decree or judgment of any court or other government authority or agency which is binding on the Company, (ii) contravene or conflict with, or result in a breach of, any provision of the Articles of Incorporation, By-Laws or other organizational documents of the Company or of any material agreement, indenture, instrument or other document which is binding on the Company or any other Loan Party (copies of which, including any amendments, supplements or modifications thereof, have been delivered to the Agent) or (iii) result in, or require, the creation or imposition of any Lien on any property of the Company or any other Loan Party (except Liens in favor of the Agent and the Banks as provided in this Agreement), except in those instances in which such violation or breach would not be reasonably expected to materially adversely affect either (i) the financial condition, operations, assets, business, properties or, to the knowledge of the Company, prospects of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Loan Parties to perform their obligations under the Loan Documents.

          (b) The execution and delivery by each Loan Party other than the Company of each Loan Document to which it is a party and the performance by such Loan Party of its obligations under each Loan Document to which it is a party are within the corporate powers of such Loan Party, have been duly authorized by all necessary corporate action on the part of such Loan Party (including any necessary stockholder action), have received all necessary governmental approval (if any shall be required), and do not and will not (a) violate any provision of law or any order, decree or judgment of any court or other government authority or agency which is binding on such Loan Party, (b) contravene or conflict with, or result in a breach of, any provision of the Articles or Certificate of Incorporation, By-Laws or other organizational documents of such Loan Party or of any material agreement, indenture, instrument or other document which is binding on the Company or any other Loan Party (copies of which, including any amendments, supplements or modifications thereof, have been delivered to the Agent) or (c) result in, or require, the creation or imposition of any Lien on any property of the Company or any other Loan Party (except Liens in favor of the Agent and the Banks as provided in this Agreement), except in those instances in which such violation or breach would not be reasonably expected to materially adversely affect either (i) the financial condition, operations, assets, business, properties or, to the knowledge of the Company, prospects of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Loan Parties to perform their obligations under the Loan Documents.

          9.3  Validity and Binding Nature.  This Agreement is, and upon the
               ---------------------------
execution and delivery thereof each other Loan Document to which the Company or any other Loan Party is a party will be, the legal, valid and binding obligation of the Company or any such Loan Party, respectively, enforceable against the Company or such Loan Party in accordance with its terms, except as such enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws limiting creditors' rights generally or by equitable principles.

          9.4  Financial Information.  The audited consolidated financial
               ---------------------
statements of the Company and its Subsidiaries as of and for the Fiscal Year ended December 31, 1994, copies of which have been delivered to each Bank, have been prepared in accordance with Generally Accepted Accounting Principles and present fairly the consolidated financial condition of the Company and its Subsidiaries taken as a whole as at such date and the results of their operations for the period then ended.

          9.5  No Material Adverse Change; Conduct of Business.  Since December
               -----------------------------------------------
31, 1994, there has been no material adverse change in either (i) the financial condition, operations, assets, business, properties or, to the knowledge of the Company, prospects of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Loan Parties to perform their obligations under the Loan Documents.

          9.6  Litigation.  Except for matters listed in Schedule 9.6, no
               ----------                                -------- ---
litigation (including, without limitation, derivative actions), arbitration proceeding or governmental proceeding is pending or, to the Company's knowledge, threatened against the Company or any other Loan Party which could reasonably be expected to materially and adversely affect either (i) the financial condition, operations, assets, business, properties or, to the knowledge of the Company, prospects of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Loan Parties to perform their obligations under the Loan Documents.

          9.7  Ownership of Properties; Liens.  Each of the Company and each
               ------------------------------
other Loan Party owns good and marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, copyrights and the like) except as permitted pursuant to
Section 10.7.
- ------------

          9.8  Subsidiaries. The Company has no Subsidiaries, except those
               ------------
listed in Schedule 9.8, as such schedule may be updated from time to time.
          ------------

          9.9  Compliance with ERISA.  Schedule 9.9 contains a list of all Plans
               ---------------------   ------------
as of the Effective Date. Each Plan (other than a Multiemployer Plan) is in compliance with ERISA and the applicable provisions of the Code in all material respects with respect to each Plan other than a Multiemployer Plan, all reports required under ERISA or any other applicable law or regulation to be filed by the Company or a member of its ERISA Controlled Group with the relevant governmental authority the failure of which to file could reasonably result in a material liability of the Company or a member of its ERISA Controlled Group have been duly filed and all such reports are true and correct in all material respects as of the date given. Neither the Company nor a member of its ERISA Controlled Group has engaged in a "prohibited transaction," as such term is defined in Section 4975 of the Code or in a transaction subject to the prohibitions of Section 406 of ERISA, in connection with any Plan which would subject the Company or a member of its ERISA Controlled Group (after giving effect to any exemption) to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code, Section 502 of ERISA or any other liability under ERISA which tax, penalty or other liability would involve more than $100,000. There are no claims (other than claims for benefits in the normal course), actions or lawsuits asserted or instituted against, and neither the Company nor a member of its ERISA Controlled Group has knowledge of any threatened litigation or claims against, the assets of any Plan (other than a Multiemployer Plan) or against any fiduciary of such Plan (other than a Multiemployer Plan) with respect to the operation of such Plan (other than a Multiemployer Plan). The aggregate present value of all Unfunded Benefits under the ERISA Plans, excluding any Multiemployer Plan, does not exceed $20,000,000. The Company and the members of its ERISA Controlled Group are currently obligated to make contributions only to the Multiemployer Plans set forth in
Schedule 9.9.  With respect to all Multiemployer Plans to which the Company and
- ------------
the members of its ERISA Controlled Group now contribute, have ever contributed or have ever had an obligation to contribute, all obligations of the Company and the members of its ERISA Controlled Group have been satisfied in full. The aggregate potential withdrawal liability of the Company and the members of its ERISA Controlled Group with respect to all Multiemployer Plans to which the Company and the members of its ERISA Controlled Group currently contribute does not exceed $1,000,000. The obligation of the Company and its ERISA

Controlled Group to provide post-retirement welfare benefits (other than as required by Sections 601 through 608 of ERISA and Section 4980B of the Code) is fairly presented according to applicable financial reporting standards in the financial statements of the Company and its Subsidiaries.

          9.10  Investment Company Act.  Neither the Company nor any other Loan
                ----------------------
Party is an "investment company" or a company "Controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

          9.11  Public Utility Holding Company Act.  Neither the Company nor
                ----------------------------------
any other Loan Party is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          9.12  Regulation U; Other Governmental Regulation.  Neither the
                -------------------------------------------
Company nor any other Loan Party is (i) engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, or (ii) subject to other laws, regulations or orders which would have a material adverse effect on the Company's ability to borrow money or the ability of the Company or any other Loan Party to perform its respective obligations under any Loan Document.

          9.13  Taxes.  Each of the Company and each other Loan Party has filed
                -----
all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with Generally Accepted Accounting Principles shall have been set aside on its books.

          9.14  Solvency, etc.  (a) On the Effective Date, and immediately
                -------------
prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof, (1) the Company's assets will exceed its liabilities and (2) the Company will be solvent, will be able to pay its debts as they mature, will own property with fair saleable value greater than the amount required to pay its debts and will have capital sufficient to carry on its business as then constituted.

          (b) On the Effective Date and for ninety (90) days prior thereto, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof, (a) the assets of each Loan Party (other than the Company and any Subsidiary which is not a Material Subsidiary) will exceed its respective liabilities and (b) each Loan Party (other than the Company and any Subsidiary which is not a Material Subsidiary) will be solvent, will be able to pay its debts as they mature, will own property with fair saleable value greater than the amount required to pay its debts and will have capital sufficient to carry on its business as then constituted.

          9.15  Hazardous Materials.
                -------------------

               9.15.1  Release and Disposal.  To the best knowledge of the
                       --------------------
Company, except as set forth on Schedule 9.15, (a) none of the Company, any
                                -------------
other Loan Party or any other Person has ever caused or permitted any Reportable Quantity of any Hazardous Material to be released on, under or at any real property owned, leased or operated by the Company or any other Loan Party, (b) such real property has not been used (by the Company, any other Loan Party or by any other Person) as a disposal or long-term storage facility for any Hazardous Material and (c) none of the Company, any other Loan Party or any of their respective predecessors, except in compliance with applicable law, has ever caused or permitted any Hazardous Material to be disposed of at any locations other than those identified pursuant to clause (a), except where such release,
                                               ---
use or disposal could not reasonably be expected to materially and adversely affect either (i) the financial condition, operations, assets, business, properties or, to the knowledge of the Company, prospects of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Loan Parties to perform their obligations under the Loan Documents.

               9.15.2  Treatment and Storage.  To the best knowledge of the
                       ---------------------
Company, except in compliance with applicable law, or except as set forth on
Schedule 9.15, (a) none of the Company, any other Loan Party or any other Person
- -------------
has ever caused or permitted any Hazardous Material to be treated or stored on, under or at any real property owned, leased or operated by the Company or any other Loan Party, (b) such real property has never been used (by the Company, any other Loan Party or by any other Person) as a temporary storage site for any Hazardous Material, and (c) none of the Company, any other Loan Party or any of their respective predecessors has ever caused or permitted any Hazardous Material (except for any which may have been present in raw materials or any products) to be transported to, treated, or stored at any locations other than those identified pursuant to clause (a), except where such treatment, storage or
                             ----------
transport could not reasonably be expected to materially and adversely affect either (i) the financial condition, operations, assets, business, properties or, to the knowledge of the Company, prospects of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Loan Parties to perform their obligations under the Loan Documents.

          9.16  Ownership.  The Company is the legal and beneficial owner of one
                ---------
hundred percent (100%) of the capital stock of each of its Subsidiaries. All of the outstanding shares of capital stock of the Company and each of its Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable.

          9.17  Information.  All information heretofore or contemporaneously
                -----------
herewith furnished by or on behalf of the Company or any other Loan Party to any Bank for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all information hereafter furnished by or on behalf of the Company or any other Loan Party pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading (it being recognized by the Agent and each Bank that projections and forecasts provided by the Company or any other Loan Party are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).


          SECTION 10  COVENANTS.

          Until the expiration or termination of the Commitments and thereafter until all obligations of the Company hereunder and under the other Loan Documents are paid in full in cash and all Letters of Credit have been terminated, the Company agrees that, unless at any time the Required Banks shall otherwise expressly consent in writing, it will:

          10.1   Reports, Certificates and Other Information.  Furnish to the
                 -------------------------------------------
Agent and each Bank:

               10.1.1  Audit Report.  Promptly when available and in any event
                       ------------
within 100 days after the close of each Fiscal Year, (a) a copy of the annual audit report of the Company and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of the Company and its Subsidiaries for such Fiscal Year certified without qualification as to going concern or scope by Arthur Andersen & Co. or other independent auditors of nationally recognized standing selected by the Company, together with a written statement from such accountants to the effect that in making the examination necessary for the signing of such annual audit report by such accountants, they have not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if they have become aware of any such event, describing it in reasonable detail; and (b) consolidating balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Year and a consolidating statement of earnings for the Company and its Subsidiaries for such Fiscal Year, certified by the Executive Vice President-- Finance and Treasurer, CFO or Vice President and Controller of the Company. The Company may satisfy a portion of its obligations under this Section 10.1.1 by
                                                            --------------
delivery of copies of the Annual Report on Form 10-K of the Company for such Fiscal Year filed with the Securities and Exchange Commission.

               10.1.2  Monthly Reports; Quarterly Cash Flow Statement.  Promptly
                       ----------------------------------------------
when available and in any event within 30 days after the end of each month, consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such month and consolidated and consolidating statements of earnings for such month and for the period beginning with the first day of such Fiscal Year and ending on the last day of such month, and for each month-end which is also the end of a Fiscal Quarter, promptly when available and in any event within 55 days after the end of such Fiscal Quarter, a consolidated statement of cash flow for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, in each case certified by the Executive Vice President-Finance and Treasurer, CFO or Vice President and Controller of the Company. The Company may satisfy a portion of its obligations under this Section 10.1.2 by
                                                            --------------
delivery of copies of the Quarterly Report on Form 10-Q of the Company for any applicable period filed with the Securities and Exchange Commission.

               10.1.3  Compliance Certificates.  Contemporaneously with the
                       -----------------------
furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and
                                                             --------------
of each set of monthly statements pursuant to Section 10.1.2 for any month which
                                              --------------
is the last month of a Fiscal Quarter, a duly completed certificate in the form of Exhibit C (herein called a "Compliance Certificate"), with appropriate
   ---------
insertions, dated the date of such annual report or such monthly statements and signed by the Executive Vice President-Finance and Treasurer, CFO or Vice President and Controller of the Company, containing a computation of each of the financial ratios and restrictions set forth in this Section 10 and stating that
                                                    ----------
such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing after undertaking due inquiry in respect thereof or, if there is any such event, describing it and the steps, if any, being taken to cure it.

               10.1.4  Reports to SEC, to the Public and to Stockholders: Press
                       --------------------------------------------------------
Releases.  Promptly upon the filing or distribution thereof, a copy of any
- --------
annual, periodic or special report or registration statement (inclusive of exhibits thereto) filed with the SEC or any securities exchange by the Company, or otherwise publicly available; any report, proxy statement or other communication to the stockholders of the Company or any other Loan Party in their capacity as stockholders; and any press releases of the Company or any other Loan Party.

               10.1.5  Notice of Default, Litigation, Material Adverse Change.
                       ------------------------------------------------------
Immediately upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Company or any other Loan Party affected thereby with respect thereto: (a) the occurrence of an Event of Default or an Unmatured Event of Default; (b) any litigation (including, without limitation, derivative actions), arbitration or governmental investigation or proceeding not previously disclosed by the Company to the Banks which has been instituted or, to the knowledge of the Company, is threatened against the Company or any other Loan Party or to which any of the properties of any thereof is subject which, if adversely determined, could reasonably be expected to materially adversely affect either (i) the financial condition, operations, assets, business, properties or, to the knowledge of the Company, prospects of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Loan Parties to perform their obligations under the Loan Documents; (c) any material adverse change in the financial condition, operations, assets, business, properties or, to the knowledge of the Company, prospects of the Company and its Subsidiaries taken as a whole or (d) termination of any material franchise agreement with any supplier.

               10.1.6  Subsidiaries.  Promptly upon any Person becoming a
                       ------------
Subsidiary of the Company, notification thereof together with a certificate from a Designated Employee stating whether such Subsidiary is a Material Subsidiary or an Inactive Subsidiary.

               10.1.7  Management Reports.  Promptly upon receipt thereof,
                       ------------------
copies of all detailed financial and management reports submitted to the Board of Directors of the Company by independent auditors in connection with each annual or interim audit made by such auditors of the financial statements of the Company.

               10.1.8  Projections.  As soon as available, and in accordance
                       -----------
with the Company's customary planning procedures, copies of all forecasted statements of income, statements of financial position and statements of cash flows for the Company and its Subsidiaries for the forthcoming three Fiscal Years, quarter-by-quarter for the first Fiscal Year therein forecasted and annually thereafter, together with any changes thereto deemed by the Company, in its reasonable discretion, to be significant or substantial.

               10.1.9  ERISA.  As soon as possible and in any event within ten
                       -----
days after the Company or a member of its ERISA-Controlled Group knows, or has reason to know, that: (i) any Termination Event with respect to a Plan has occurred or is likely to occur, (ii) any condition exists with respect to a Plan which presents or is likely to present a material risk of termination of the Plan or imposition of a material excise tax or other liability on the Company or a member of its ERISA Controlled Group or the imposition of a Lien on any assets of the Company or a member of its ERISA Controlled Group in favor of the PBGC or a Plan, (iii) the Company or a member of its ERISA Controlled Group has applied for a waiver of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code and Section 302 of ERISA, or has committed a failure sufficient to give rise to a Lien under Section 302(f) of ERISA, (iv) the Company or a member of its ERISA Controlled Group has engaged in a "prohibited transaction," as defined in Section 4975 of the Code or in a transaction subject to the prohibitions of
Section 406 of ERISA, that is not exempt under Section 4975 of the Code and
Section 408 of ERISA or under an applicable individual or class exemption and which presents or is likely to present the possibility of the imposition of a material liability or material excise tax on the Company or a member of its ERISA Controlled Group, (v) the aggregate present value of the Unfunded Benefits under all ERISA Plans has increased to an amount in excess of $20,000,000, (vi) any Reportable Event with respect to a Plan has occurred; a certificate of a Designated Employee setting forth the details of such event described in clause
(i) through (vi) above, as applicable, and the action which the Company or such member of its ERISA Controlled Group proposes to take with respect thereto, together with a copy of any notice of filing from the PBGC or which may be required by the PBGC or other agency of the United States government with respect thereto. As soon as possible, and in any event within three Business Days after the receipt by either the Company or a member of its ERISA Controlled Group, of (i) a demand letter from the PBGC notifying the Company or member of its ERISA Controlled Group of the final decision finding liability under Sections 4062, 4063 or 4064 of ERISA with respect to a Plan and the date by which such liability must be paid or (ii) a notice from the PBGC that a Lien has been or is to be imposed on any assets of the Company or a member of its ERISA Controlled Group in favor of the PBGC or a Plan, a copy of such letter or notice, together with a certificate of a Designated Employee setting forth the action which the Company or such member of its ERISA Controlled Group proposes to take with respect thereto.

               10.1.10  Other Information.  From time to time such other
                        -----------------
information concerning the Company and the other Loan Parties as any Bank or the Agent may reasonably request.

          10.2   Books, Records and Inspections.  Keep, and cause each other
                 ------------------------------
Loan Party to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with Generally Accepted Accounting Principles; permit, and cause each other Loan Party to permit, on reasonable notice and at reasonable times (or without notice and at any time during the existence of an Event of Default or an Unmatured Event of Default) any Bank or the Agent or any representative thereof to inspect the properties and operations of the Company and of such other Loan Party; and permit, and cause each other Loan Party to permit, on reasonable notice and at reasonable times (or without notice and at any time during the existence of an Event of Default or an Unmatured Event of Default) any Bank or the Agent or any representative thereof to visit any or all of its offices to discuss its financial matters with its officers and its independent auditors, and to examine (and, at the expense of the Company or the applicable other Loan Party, photocopy extracts from) any of its books or other corporate records. The Company shall authorize its auditors to discuss the financial matters of the Company and its Subsidiaries with any Bank or the Agent, or any representative thereof, and acknowledges the Agent's and the Banks' reliance on past, present and future financial statements, which authorization and acknowledgement shall be delivered in writing by the Company to its auditors upon request by the Agent or the Required Banks. The Company agrees to pay the fees of the Company's auditors incurred in connection with any reasonable exercise of the rights of the Agent and the Banks pursuant to this Section. So long as no Event of Default or Unmatured Event of Default shall have occurred and be continuing, the Company may, in its sole discretion, elect to have one or more of its executive officers present at and participate in any discussions conducted pursuant to this Section
                                                                         -------
10.2.
- ----

          10.3  Insurance.  Maintain, and cause each other Loan Party to
                ---------
maintain, with financially responsible insurance companies, such insurance as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated; and, upon request of the Agent or any Bank, furnish to the Agent or such Bank a certificate of the Company setting forth in reasonable detail the nature and extent of all insurance maintained by the Company and the other Loan Parties.

          10.4  Compliance with Laws: Payment of Taxes and Liabilities. (a)
                ------------------------------------------------------
Comply, and cause each other Loan Party to comply, with all applicable laws, rules, regulations, judgments, decrees and orders and maintain and comply with all permits, licenses and other authorizations required by law, rule or regulation, except where the failure to do so would not be reasonably expected to materially adversely affect either (i) the financial condition, operations, assets, business, properties or, to the knowledge of the Company, prospects of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Loan Parties to perform their obligations under the Loan Documents; and (b) pay, and cause each other Loan Party to pay, prior to delinquency, all taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, might become a material Lien on any of its property; provided, however, that the foregoing
                                      -----------------
shall not require the Company or any other Loan Party to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with Generally Accepted Accounting Principles and such Lien, if any, is effectively stayed.

          10.5   Maintenance of Existence, Etc.   Maintain and preserve, and
                 ------------------------------
(subject to Section 10.9) cause each other Loan Party to maintain and preserve,
            -------------
(a) its existence and good standing in the jurisdiction of its incorporation and
(b) its qualification and good standing as a foreign corporation in each jurisdiction where the nature of its business makes such qualification necessary (except in those instances in which the failure to be qualified or in good standing does not materially adversely affect either (i) the financial condition, operations, assets, business, properties or, to the knowledge of the Company, prospects of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Loan Parties to perform their obligations under the Loan Documents).

          10.6   Financial Covenants.
                 -------------------

               10.6.1  Minimum Tangible Net Worth.  Not permit Tangible Net
                       --------------------------
Worth at any time to be less than an amount equal to (a) (i) prior to completion of the Ginsbury Acquisition, 90% of the actual Tangible Net Worth as of the end of the Fiscal Quarter immediately preceding the Effective Date, and (ii), thereafter, 90% of the actual Tangible Net Worth, after taking into account the Ginsbury Acquisition, as of the end of the Fiscal Quarter within which the Ginsbury Acquisition is completed plus (b) 75% of Consolidated Net Income (with
                                  ----
no deduction for losses) for each Fiscal Quarter ending after the Effective Date in which such Consolidated Net Income is greater than zero plus (c) 100% of the
                                                           ----
net proceeds of any equity securities issued by the Company or any Subsidiary after the Effective Date less (d) up to $1,200,000 for the Integration Charge on
                         ----
an after-tax basis less (e) up to $5,000,000 in the aggregate paid by the
                   ----
Company under any "earn-out" provisions related to the Ginsbury Acquisition less
                                                                            ----
(f) up to $5,000,000 in the aggregate paid by the Company for the purchase or redemption of its common stock on or after the Effective Date.

               10.6.2  Maximum Leverage.  Not permit the Leverage Ratio for any
                       ----------------
Computation Period ending on the last day of any Fiscal Quarter in the fiscal periods indicated below to exceed the maximum ratio indicated:

             Fiscal Quarters
         ending in Fiscal Years          Maximum Ratio
         ----------------------          -------------
         Effective Date - 12/30/96       2.25 to 1.00
           12/31/96 - 12/30/97           2.00 to 1.00
         12/31/97 and thereafter         1.75 to 1.00

               10.6.3  Minimum Fixed Charge Coverage.  Not permit the ratio of
                       -----------------------------
(a) (i) Consolidated Net Income before deducting Interest Expense, income taxes and lease payments for any Computation Period plus (ii) up to $2,000,000 for the
                                              ----
Integration Charge on a pre-tax basis less (iii) all interest income included in
                                      ----
Consolidated Net Income for such Computation Period, to (b) (i) all Interest Expense for such Computation Period plus (ii) all lease payments for such
                                    ----
Computation Period, to be less than 2.25 to 1, for any Computation Period.

               10.6.4  Current Ratio.  Not permit the ratio of consolidated
                       -------------
current assets to current liabilities for the Company and its consolidated Subsidiaries at any time to be less than 2.0 to 1.

          10.7   Liens.  Not, and not permit any other Loan Party to, create or
                 -----
permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except
(a) Liens for taxes or other governmental charges the payment of which is not at the time required pursuant to Section 10.4, (b) (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker's compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA), in each case for sums not overdue or being contested in good faith by appropriate proceedings and such Lien is effectively stayed and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services, and, in each case, for which it maintains adequate reserves, (c) Liens identified on Schedule 10.7, (d) Liens in connection with
                                  -------------
Capital Leases (to the extent permitted hereunder), (e) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Company or any other Loan Party, (f) Liens to secure the performance of statutory obligations, surety and appeal bonds, government contracts and trade contracts; (g) any interest or title of a lessor or lessee under any lease permitted by this Agreement; (h) Liens granted in the ordinary course of business in favor of Intel Corporation, a Delaware corporation, to secure accounts payable owed to Intel Corporation with respect to, and covering only, inventory purchased from Intel Corporation, pursuant to agreements between the Company and Intel Corporation as in effect on the Effective Date and as subsequently amended, restated or modified; (i) Liens granted in the ordinary course of business in favor of suppliers of inventory other than Intel Corporation, a Delaware corporation, to secure trade payables owed to such suppliers with respect to, and covering only, inventory purchased from such suppliers, pursuant to such suppliers' standard terms and conditions for sale of such inventory and securing trade payables owed to such suppliers not to exceed $5,000,000 at any one time outstanding; (j) Liens applicable to the property, plant and equipment comprising the new warehouse facility described in Section
                                                                       -------
10.19 securing indebtedness for borrowed money incurred to finance the cost of
- -----
acquisition and/or construction of such facility; (k) Liens securing purchase money indebtedness incurred in the ordinary course of business (excluding purchase money indebtedness incurred in connection with the purchase of inventory) and/or Industrial Revenue Bond financings, provided that the
                                                       --------
aggregate amount of indebtedness secured by such Liens does not exceed $7,500,000 at any one time outstanding and, in the case of purchase money indebtedness, at least 75% of the purchase price of such assets is provided by the proceeds of such purchase money indebtedness and the Lien is applicable only to the assets acquired with such purchase money indebtedness; or (1) Liens not otherwise permitted by this Section 10.7 applicable to assets with a fair market
                            ------------
value not to exceed $5,000,000 (measured at the time each such Lien attaches) securing obligations not to exceed $2,500,000 at any one time outstanding.

          10.8  Restricted Payments.  Not (a) declare or pay any dividends on
                -------------------
any of its capital stock (other than stock dividends), (b) purchase or redeem any of its capital stock or any warrants, options or other rights in respect of its capital stock, (c) make any other distribution to stockholders, (d) prepay, purchase or redeem any subordinated debt, (e) pay any management fees or similar payments of any kind or description to any holder of common stock of the Company or any Affiliate of such holder, (f) make any payments under any "earn-out" provisions in connection with any acquisition or otherwise in excess of $5,000,000 for the Ginsbury Acquisition, or (g) set aside funds for any of the foregoing; provided that the Company may purchase or redeem its capital stock
           --------
for not more than fair market value and may pay dividends on its common stock so long as the aggregate amount paid by the Company for such purchases, redemptions and dividends on or after July 31, 1993 shall not exceed the sum of (i) $15,000,000 plus (ii) 50% of Consolidated Net Income for each Fiscal Quarter (beginning with the Fiscal Quarter ended October 31, 1993) in which such Consolidated Net Income is greater than zero minus (iii) 100% of Consolidated Net

Income for each Fiscal Quarter (beginning with the Fiscal Quarter ended October 31, 1993) in which such Consolidated Net Income is less than zero (exclusive of $14,610,934 of losses recorded by the Company in the Fiscal Quarter ended September 30, 1994), in each case so long as no Event of Default or Unmatured Event of Default has occurred and is continuing or would occur as a result thereof.

          10.9   Mergers, Consolidations, Sales.  Not, and not permit any other
                 ------------------------------
Loan Party to, be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or stock of any class of, or any partnership or joint venture interest in, any other Person or sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any receivables, except for (i) any such merger or consolidation, sale, transfer, conveyance, lease or assignment of or by any wholly owned Subsidiary of the Company into, with or to the Company or any other wholly owned Subsidiary of the Company, (ii) any such purchase or other acquisition by the Company or any wholly owned Subsidiary of the assets or stock of any wholly owned Subsidiary of the Company, (iii) (a) the sale (for not less than fair market value) of the Company's presently-owned facility located in Santa Clara, California in connection with the relocation of all or a portion of the operations taking place at that location or the sale and leaseback of all or a portion of such facility, and (b) the sale (for not less than fair market value) and lease-back of the new warehouse facility to be acquired by the Company as set forth in the proviso to Section 10.19; (iv) any sale by the
                                       -------------
Company or any other Loan Party in the ordinary course of business of assets which are obsolete or are no longer used or useful in the business of the Company or such Loan Party; (v) the purchase or other acquisition of all or substantially all of the assets or stock of any other Person in the same line of business as the Company (or one related thereto) provided that the purchase
                                                 --------
price of such assets or stock, including therein the amount of any liabilities assumed in connection therewith, shall not exceed $10,000,000 in the aggregate in any Fiscal Year; and (vi) sales, transfers, conveyances or leases of assets, or contributions of assets to joint ventures or partnerships, provided that the
                                                              --------
fair market value of the assets sold, transferred, conveyed, leased or contributed pursuant to this clause (vi) in any Fiscal Year shall not exceed five percent (5%) of Tangible Net Worth as of the last day of the immediately preceding Fiscal Year.

          10.10  Modification of Nature of Business; Modification of
                 ---------------------------------------------------
Organizational Documents.  Not make or permit any material change in the nature
- ------------------------
of its business; provided that this clause shall not prevent the Company from
                 --------
engaging in businesses engaged in as of the Effective Date and similar or related businesses; and not permit the Articles of Incorporation, By-Laws or other organizational documents of the Company or any other Loan Party to be amended or modified in any way that would adversely affect the interests of the Agent or the Banks hereunder or under any of the other Loan Documents.

          10.11  Use of Proceeds.  Use the proceeds of the Loans solely for
                 ---------------
general corporate purposes; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying" any Margin Stock.

          10.12  Employee Benefit Plans.  Maintain, and cause each other Loan
                 ----------------------
Party to maintain, each Plan in material compliance with all applicable requirements of law and regulations.

          10.13  Environmental Covenants.
                 -----------------------

               10.13.1  Environmental Response Obligation.  (a) Comply, and
                        ---------------------------------
cause each other Loan Party to comply, with any valid Federal or state judicial or administrative order requiring the performance at any real property owned, operated, or leased by the Company or any other Loan Party of activities in response to the release or threatened release of a Hazardous Material, except where such failure to comply could not reasonably be expected to materially and adversely affect either (i) the financial condition, operations, assets, business, properties or, to the knowledge of the Company, prospects of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Loan Parties to perform their obligations under the Loan Documents; (b) notify the Agent within ten days of the receipt of any written claim, demand, proceeding, action, or notice of liability by any Person arising out of or relating to the release or threatened release of a Hazardous Material on, under or from any property owned, operated or leased by the Company or any other Loan Party; and
(c) notify the Agent within ten days of any release, threat of release, or disposal of Hazardous Material reported to any governmental regulatory authority at any real property owned, operated, or leased by the Company or any other Loan Party.

               10.13.2  Environmental Liabilities.  Not, and not permit any
                        -------------------------
other Loan Party to, violate any requirement of law regarding Hazardous Materials; and, without limiting the foregoing, not commence disposal of any Hazardous Material into or onto any real property owned, operated, or leased by the Company or any other Loan Party nor allow any lien imposed pursuant to any law, regulation or order relating to Hazardous Materials or the disposal thereof to remain on such real property, except as could not reasonably be expected to materially and adversely affect either (i) the financial condition, operations, assets, business, properties or, to the knowledge of the Company, prospects of the Company and its

Subsidiaries taken as a whole or (ii) the ability of the Loan Parties to perform their obligations under the Loan Documents.

          10.14  Material Agreements.  Comply with and perform, and cause each
                 -------------------
of the other Loan Parties to comply with and perform, every covenant, term, condition and other provision of every agreement, indenture, instrument and other document which is binding on the Company or any other Loan Party (except in those instances in which the failure to so comply and perform could not reasonably be expected to materially adversely affect either (i) the financial condition, operations, assets, business, properties or, to the knowledge of the Company, prospects of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Loan Parties to perform their obligations under the Loan Documents).

          10.15  Maintenance of Properties.  Maintain, and cause each other Loan
                 -------------------------
Party to maintain, its material equipment, improvements and other property in good repair, working order and condition, ordinary wear and tear excepted, and will make, and cause each other Loan Party to make, such repairs, replacements and additions as may be necessary to maintain such condition.

          10.16  Investments.  Not, and not permit any other Loan Party to,
                 -----------
make, incur, assume or suffer to exist any Investment in any other Person, except:

          (a)  Investments existing on the Effective Date and identified in
     Schedule 10.16 and Investments made after the Effective Date expressly
     --------------
     included in Schedule 10.16;
                 ---------------

          (b)  Cash Equivalent Investments;

          (c) Investments by the Company in its wholly owned Subsidiaries which are Material Subsidiaries;

          (d) Investments by the Company in its wholly owned Subsidiaries which are not Material Subsidiaries, provided that such Investments (excluding
                                    --------
     the Ginsbury Acquisition) do not exceed $10,000,000 (without giving effect to any increase or decrease in the value of any such Investment after the date made);

          (e) loans or advances made by any Subsidiary of the Company to the Company;

          (f) reasonable loans or advances to officers and employees for travel and relocation expenses in the ordinary course of business;

          (g)  other Investments, provided that the net aggregate amount
                                  --------
     invested by the Company and the other Loan Parties pursuant to this subparagraph (g) (without giving effect to any increase or decrease in the value of any such Investment after the date made) shall not exceed $2,000,000; and

          (h) the Ginsbury Acquisition for a total aggregate consideration (including debt assumed) not exceeding $40,000,000.

          10.17  No Negative Pledge.  Not, and not permit any other Loan Party
                 ------------------
to, enter into or become bound by any agreement containing any provision which would restrict the ability of the Company or any other Loan Party to grant a Lien on any of its assets or which would be violated or breached by any borrowing by the Company hereunder or issuance or payment of reimbursement obligations under any Loan or by the performance by the Company or any other Loan Party of any of its obligations hereunder or under any other Loan Document, other than the restrictions set forth in that certain Note Agreement dated as of January 2, 1990 pertaining to the Company's 8.95% Senior Notes due December 2, 1996.

          10.18  Funded Debt of Subsidiaries.  Not permit any Subsidiary to
                 ---------------------------
incur any Debt for borrowed money.

          10.19  Capital Expenditures.  Not, and not permit its Subsidiaries to,
                 --------------------
make or commit to make Capital Expenditures in any Fiscal Year in excess of 225% of the amount expensed as depreciation in determining Consolidated Net Income from continuing operations for the immediately preceding Fiscal Year; provided
                                                                      --------
that Capital Expenditures by the Company of up to $18,000,000 to acquire and equip a new warehouse facility for the purpose of centralizing its warehouse operations shall not be included in determining compliance with this covenant; provided, further, that Capital Expenditures may exceed the foregoing limit in
- --------  -------
the Fiscal Year ending December 31, 1995.

          10.20  Subsidiary Guaranties.  Immediately upon the formation of any
                 ---------------------
Subsidiary of the Company (other than an Inactive Subsidiary) or upon any Person becoming a Subsidiary of the Company (other than an Inactive Subsidiary), the Company shall cause such Subsidiary to execute and deliver to the Agent a Subsidiary Guaranty substantially in the form of Exhibit D.
                                                 ---------


          SECTION 11 CONDITIONS OF LENDING.

          The obligation of each Bank to make or continue its Loans (other than any Loans deemed to have been made pursuant to Section 2.9 and 2.11) and of each
                                               --------------------
Issuing Bank to issue Letters of Credit is subject to the following conditions precedent:

          11.1   Initial Letter of Credit or Loan.  The obligation of each Bank
                 --------------------------------
to continue and make Loans and of each Issuing Bank to issue any Letter of Credit, whichever first occurs, is, in addition to the conditions precedent specified in Section 11.2, subject to the conditions precedent (and the date on
             ------------
which all such conditions precedent have been satisfied or waived in writing by the Banks is called the "Effective Date") that (a) since December 31, 1994, (i) no material adverse change has occurred in, or development reasonably likely to have a material adverse effect on, the financial condition, operations, assets, business, properties or, to the knowledge of the Company, prospects of the Company and its Subsidiaries taken as a whole, (ii) no occurrence or event which is reasonably likely to have a material adverse effect on the rights and remedies of the Agent or the Banks or on the ability of any party to any Loan Document to perform its obligations to the Agent or the Banks shall have occurred, and (iii) there shall not have occurred a substantial impairment of the financial markets generally which, in the opinion of the Required Banks, has materially and adversely affected the transactions contemplated hereby, and (b) the Agent shall have received (i) all fees which are then due and payable pursuant to Section 5, and (ii) all of the following, each duly executed and
            ---------
dated the Effective Date (or such earlier date as shall be satisfactory to the Agent), in form and substance satisfactory to the Agent, and each (except for the Notes, of which only the originals shall be signed) in sufficient number of signed counterparts to provide one for each Bank:

               11.1.1  Loan Documents.  This Agreement, the Notes, any Letter of
                       --------------
Credit Applications, the Subsidiary Guaranties and any other Loan Documents required to be delivered on or before the Effective Date (other than the letters referred to in Section 5.4, which have been delivered to the Agent and the
               -----------
Arranger).

               11.1.2  Consents, etc.   Certified copies of all documents
                       --------------
evidencing any necessary corporate action, consents and governmental approvals (if any) required for the execution, delivery and performance of the Loan Documents by the Company or any other Loan Party.

               11.1.3  Secretary's Certificate.  To the extent not received in
                       -----------------------
connection with the Existing Credit Agreement, a certificate of the Secretary or an Assistant Secretary of each Loan Party, certifying (i) a copy (attached thereto) of such Loan Party's Articles or Certificate of Incorporation (certified by the Secretary of State of the state of such Loan Party's incorporation) and By-Laws, as amended and in effect on the other matters reasonably requested by any Bank dated as of the Effective Date, (ii) copies (attached thereto) of resolutions of the Board of Directors of each Loan Party, authorizing or ratifying the execution, delivery and performance by such Loan Party of the Loan Documents to which such Loan Party is a party, and (iii) the names of the officer or officers of such Loan Party authorized to sign the Loan Documents to which such Loan Party is a party, together with a sample of the true signature of each such officer (it being understood that the Agent and each Bank may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein).

               11.1.4  Officer's Certificate.  A certificate of a Designated
                       ---------------------
Employee of each Loan Party, certifying (i) that all of the representations and warranties made by such Loan Party in any Loan Document are true, correct and complete in all material respects as of the Effective Date, (ii) that no Events of Default or Unmatured Events of Default exist or will exist after giving effect to any Loans to be made and Letters of Credit to be issued on the Effective Date, (iii) that all conditions to make Loans or to issue Letters of Credit have been satisfied, and (iv) to all other matters reasonably requested by any Bank.

               11.1.5  Opinion of Counsel for the Company.  The opinion of
                       ----------------------------------
Stephen Natcher, Vice President-Administration, General Counsel and Secretary of the Company substantially in the form attached hereto as Exhibit F.
                                                         ---------

               11.1.6  Notice of Borrowing or Notice of Conversion/Continuation.
                       --------------------------------------------------------
A Notice of Borrowing or a Notice of Conversion/Continuation duly completed for any borrowing on the Effective Date.

               11.1.7  Compliance Certificate.  A Compliance Certificate dated
                       ----------------------
as of September 30, 1995 for purposes of calculating the Applicable Margin.

               11.1.8  Other.  Such other documents as the Agent or any Bank may
                       -----
reasonably request.

Upon satisfaction or written waiver of each of the conditions set forth in this
Section 11.1 and in Section 11.2 on the Effective Date, the Company shall have
- ------------        ------------
satisfied the requirements for the initial Loan or the initial Letter of Credit, whichever first occurs, and if no such Loan is made or Letter of Credit issued on the Effective Date, the conditions applicable to the initial Loan and the initial Letter of Credit when made or issued after the Effective Date shall be as set forth in Section 11.2 hereof.
                ------------

          11.2   All Loans and Letters of Credit.  The obligation of each Bank
                 -------------------------------
to make each Loan (other than any Loans deemed to have been made pursuant to
Section 2.9 and 2.11) and of each Issuing Bank to issue or extend any Letter of
- ---------------------
Credit is subject to the following further conditions precedent that:

               11.2.1  No Default.  (a) No Event of Default or Unmatured Event
                       ----------
of Default has occurred and is continuing or will
result from the making of such Loan or the issuance or extension of such Letter of Credit and (b) the warranties of the Company contained in Section 9 are true
                                                             ---------
and correct as of the date of such requested Loan or issuance or extension of such Letter of Credit, with the same effect as though made on such date.

               11.2.2  Confirmatory Certificate.  If requested by the Agent or
                       ------------------------
by any Bank through the Agent, the Agent shall have received (in sufficient counterparts to provide one to each Bank) a certificate dated the date of such requested Loan or issuance or extension of such Letter of Credit and signed by a duly authorized representative of the Company as to the matters set out in
Section 11.2.1 (it being understood that each request by the Company for the
- --------------
making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a warranty by the Company that the conditions precedent set forth in
Section 11.2.1 will be satisfied at the time of the making of such Loan or the
- --------------
issuance of such Letter of Credit).


          SECTION 12  EVENTS OF DEFAULT AND THEIR EFFECT.

          12.1   Events of Default.  Each of the following shall constitute an
                 -----------------
Event of Default under this Agreement:

               12.1.1  Non-Payment of the Loans, etc.  (i) Default in the
                       ------------------------------
payment when due of the principal of any Loan, including without limitation any amount payable pursuant to Section 2.1.3, or (ii) default in the payment when
                           -------------
due of the interest on any Loan, fees, reimbursement obligations with respect to any Letter of Credit or any other amounts payable or deliverable by the Company hereunder or under any other Loan Document, and in the case of this clause (ii), continuance of such failure for five (5) days.

               12.1.2  Non-Payment of Other Debt.  Any default shall occur
                       -------------------------
under the terms applicable to any Debt of the Company or any other Loan Party in an aggregate amount (for all Debt so affected) exceeding $2,500,000 and such default shall (a) consist of the failure to pay such Debt when due (subject to any applicable grace period), whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable prior to its expressed maturity.

               12.1.3  Bankruptcy, Insolvency, etc.  Any Loan Party (other than
                       ----------------------------
a Subsidiary which is not a Material Subsidiary) becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, its debts as they become due; or applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Person or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Loan Party or for a substantial part of the property of any thereof and is not discharged within sixty (60) days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding is commenced in respect of any Loan Party (other than a Subsidiary which is not a Material Subsidiary), and if such case or proceeding is not commenced by such Loan Party, it is consented to or acquiesced in by such Loan Party or any order for relief is entered in connection therewith, or such case or proceeding remains for sixty (60) days undismissed; or any Loan Party (other than a Subsidiary which is not a Material Subsidiary) takes any corporate action to authorize, or in furtherance of, any of the foregoing.

               12.1.4  Non-Compliance with Provisions of This Agreement or Any
                       -------------------------------------------------------
Other Loan Document.  Failure by the Company to comply with or to perform any
- -------------------
covenant set forth in Sections 10.1.5(a), 10.1.9, 10.5, 10.6, 10.7, 10.8, 10.9,
                      ---------------------------------------------------------
10.10, 10.16, 10.17, 10.18, 10.19 or 10.20; or failure by the Company to comply
- ---------------------------------    ------
with or perform any covenant set forth in Section 10.1.5 (other than clause (a)
                                          --------------                    ---
thereof) and continuance of such failure for 5 days, or failure by the Company or any other Loan Party to comply with or to perform any other provision of this Agreement or any provision of any other Loan Document (and not constituting an Event of Default under any of the other provisions of this Section 12) and
                                                           -----------
continuance of such failure for 30 days; provided that in the event of any
                                         --------
failure to comply with Section 10.13 or Section 10.4 (to the extent such failure
                       -------------    ------------
relates to Hazardous Materials), such failure shall not be deemed to be an Event of Default so long as the Company commences to cure such non-compliance within such 30-day period and thereafter diligently proceeds to cure in accordance with the rules, regulations and procedures of the applicable federal, state and local agencies regulating Hazardous Materials and completes such cure within 180 days of the date of such failure.

               12.1.5  Warranties.  Any warranty made herein or in any other
                       ----------
Loan Document by the Company or any other Loan Party is breached or is false or misleading in any material respect, any schedule, certificate, financial statement, report, notice or other writing furnished by or on behalf of the Company or any Subsidiary of the Company to the Agent or any Bank is false or misleading in any material respect, in each case on the date as of which the facts therein set forth are stated or certified or deemed stated or certified (it being recognized by the Agent and each Bank that projections and forecasts provided by the Company are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

               12.1.6  ERISA.  (a) Any Termination Event with respect to an
                       -----
ERISA Plan shall occur which could reasonably be expected to result in the imposition of liability on the Company or any member of its ERISA Controlled Group in excess of $2,500,000 in the aggregate; (b) any Plan (other than a Multiemployer Plan) shall incur an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA) for which a waiver shall not have been obtained in accordance with the applicable provisions of the Code or ERISA or for which a waiver shall have been obtained on the condition that security be provided by the Company or any member of its ERISA Controlled Group;
(c) the Company or a member of its ERISA Controlled Group shall have engaged in a transaction which is prohibited under Section 4975 of the Code or Section 406 of ERISA which could reasonably be expected to result in the imposition of liability on the Company or any member of its ERISA Controlled Group in excess of $2,500,000 in the aggregate; (d) the Company or any member of its ERISA Controlled Group shall fail to pay when due an amount in excess of $2,500,000 which it shall have become liable to pay to the PBGC, a Plan or a trust established under Title IV of ERISA; (e) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that an ERISA Plan (other than a Multiemployer Plan) must be terminated or have a trustee appointed to administer such Plan (other than a Multiemployer Plan); or (f) a Lien shall be imposed on any assets of the Company or a member of its ERISA Controlled Group in favor of the PBGC or a Plan.

               12.1.7  Judgments.  Final judgments which exceed an aggregate of
                       ---------
$2,500,000 (or the equivalent at the time in question in any other currency) or any judgment which otherwise could reasonably be expected to have a material adverse effect on either (i) the financial condition, operations, assets, business, properties or, to the knowledge of the Company, prospects of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Loan Parties to perform their obligations under the Loan Documents shall be rendered against the Company or any Subsidiary and shall not have been satisfied, paid, discharged or vacated or had execution thereof stayed pending appeal within 60 days after entry or filing of such judgments.

               12.1.8  Guaranties.  Any of the Subsidiary Guaranties shall,
                       ----------
after the execution and delivery thereof, cease to be in full force and effect or is declared to be null and void, or the validity or enforceability thereof is contested in a judicial proceeding, or any guarantor under any of the Subsidiary Guaranties denies that it has any further liability thereunder.

               12.1.9  Change of Control.  Any Person or group of Persons shall
                       -----------------
become the beneficial owner, directly or indirectly, of capital stock of the Company representing 30% or more of the voting power of the Company or otherwise enabling such Person or group of Persons to exercise effective control over the management of the Company.

          12.2   Effect of Event of Default.  If any Event of Default described
                 --------------------------
in Section 12.1.3 with respect to the Company shall occur, the Commitments (if
   --------------
they have not theretofore terminated) shall immediately terminate and the Notes and all other obligations hereunder shall become immediately due and payable and the Company shall become immediately obligated to deliver to the Agent cash collateral in an amount equal to the outstanding Stated Amount of all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, in the case of any other Event of Default, the Agent may (and upon written request of the Required Banks shall) declare the Commitments (if they have not theretofore terminated) to be terminated and/or declare all Notes and all other obligations hereunder to be due and payable and/or demand that the Company immediately deliver to the Agent cash collateral in an amount equal to the outstanding Stated Amount of all Letters of Credit, whereupon the Commitments (if they have not theretofore terminated) shall immediately terminate and/or all Notes and all other obligations hereunder shall become immediately due and payable and/or the Company shall immediately become obligated to deliver to the Agent cash collateral in an amount equal to the Stated Amount of all Letters of Credit, all without presentment, demand, protest or notice of any kind. Notwithstanding the foregoing, the effect of an Event of Default of any event described in Section 12.1.1 or Section 12.1.3 with respect to the Company may be
             --------------    --------------
waived by the written concurrence of all of the Banks, and the effect of an Event of Default of any other event described in this Section 12 may be waived
                                                      ----------
by the written concurrence of the Required Banks. Any cash collateral hereunder shall be delivered to the Agent (without liability for interest thereon), and the Agent may apply the Cash Collateral to obligations arising in connection with any drawing under a Letter of Credit. Upon the expiration or termination of any Letters of Credit, such cash collateral in excess of the Stated Amount of the remaining Letters of Credit may be applied by the Agent to any remaining obligations hereunder and any excess (as determined by the Agent or by a court of competent jurisdiction) shall be delivered to the Company or as a court of competent jurisdiction may direct.

          SECTION 13  THE AGENT.

          13.1  Appointment and Authorization; "Agent".  Each Bank hereby
                --------------------------------------
irrevocably (subject to Section 13.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

          13.2  Delegation of Duties.  The Agent may execute any of its duties
                --------------------
under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

          13.3  Liability of Agent.  None of the Agent-Related Persons shall (i)
                ------------------
be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

          13.4  Reliance by Agent.  (a)  The Agent shall be entitled to rely,
                -----------------
and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

          (b) For purposes of determining compliance with the conditions specified in Section 11, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank.

          13.5   Notice of Default.  The Agent shall not be deemed to have
                 -----------------
knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Agent will notify the Banks of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Banks in accordance with Section 14.1; provided, however, that unless and until the Agent
                              --------  -------
has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

          13.6   Credit Decision.  Each Bank acknowledges that none of the
                 ---------------
Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and credit worthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and credit worthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or credit worthiness of the Company which may come into the possession of any of the Agent-Related Persons.

          13.7   Indemnification of Agent.  Whether or not the transactions
                 ------------------------
contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no
                                                      --------  -------
Bank shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including the fees and charges of counsel for the Agent, including, without limitation, all allocated costs of the Agent's internal counsel, and of local counsel, if any, who may be retained) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

          13.8   Agent in Individual Capacity.  BofA and its Affiliates may make
                 ----------------------------
loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though BofA were not the Agent hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, BofA or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, BofA shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" include BofA in its individual capacity.

          13.9   Successor Agent.  The Agent may, and at the request of the
                 ---------------
Required Banks shall, resign as Agent upon 30 days' notice to the Banks. If the Agent resigns under this Agreement, the Required Banks shall appoint from among the Banks a successor agent for the Banks which successor agent shall be approved by the Company. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Company, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 13 and Sections 14.6 and 14.12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Banks appoint a successor agent as provided for above.

          13.10  Withholding Tax.  (a)  If any Bank is a "foreign corporation,
                 ---------------
partnership or trust" within the meaning of the Code and such Bank claims exemption from, or a reduction of, U.S.

withholding tax under Sections 1441 or 1442 of the Code, such Bank agrees with and in favor of the Agent, to deliver to the Agent:

               (i) if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Form 1001 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

               (ii) if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement; and

               (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Bank agrees to promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

          (b) If any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Bank, such Bank agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Company to such Bank. To the extent of such percentage amount, the Agent will treat such Bank's IRS Form 1001 as no longer valid.

          (c) If any Bank claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Bank, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

          (d) If any Bank is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by subsection
(a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

          (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or was not properly executed, or because such Bank failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including the fees and charges of counsel for the Agent, including, without limitation, all allocated costs of the Agent's internal counsel, and of local counsel, if any, who may be retained). The obligation of the Banks under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.


          SECTION 14 GENERAL.

          14.1   Waiver: Amendments.  No delay on the part of the Agent, any
                 ------------------
Bank or any other holder of a Note in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement, the Notes or the other Loan Documents shall in any event be effective unless the same shall be in writing and signed and delivered by the Agent and signed and delivered by Banks having an aggregate Percentage of not less than the aggregate Percentage expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, the Notes or the other Loan Documents, by the Required Banks, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall (i) extend or increase the amount of the Commitments,
(ii) extend the date for payment of any principal of or interest on the Loans, any reimbursement obligation under any Letter of Credit or any interest or any fees payable hereunder, (iii) reduce the principal amount of any Loan or any reimbursement obligation under any Letter of Credit, the rate of interest thereon or any fees payable hereunder, (iv) reduce the aggregate Percentage required to effect an amendment; modification, waiver or consent, or (v) release any Subsidiary party to a Subsidiary Guaranty from its obligations thereunder without, in each case, the consent of all Banks. No provisions of Section 13 shall be amended, modified or
                                        ----------
waived without the consent of the Agent.

          14.2   Confirmations.  The Company and each holder of a Note agree
                 -------------
from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.

          14.3   Notices.  Except as otherwise provided in Sections 2.3, 2.4,
                 -------                                   ------------  ---
and 4.3, all notices hereunder shall be in writing (including, without
    ---
limitation, facsimile transmission) and shall be sent to the applicable party at its address shown on Schedule 14.3 hereto or at such other address as such party
                     -------------
may, by written notice received by the other party, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; notices sent by overnight courier shall be deemed to have been given one Business Day after the date when sent; and notices sent by hand delivery shall be deemed to have been given when received. For purposes of Sections 2.3, 2.4 and 4.3, the Agent shall be entitled to rely on instructions
- ------------  ---     ---
from any person that the Agent in good faith believes is a Designated Employee of the Company. The Company shall be bound by such instructions in the same manner as if such person were a Designated Employee and shall indemnify and hold the Agent and each Bank harmless from any loss, cost or expense resulting from any such reliance.

          14.4   Computations.  Where the character or amount of any asset or
                 ------------
liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with Generally Accepted Accounting Principles applicable at the time of such computation (or, if "Accounting Changes" (as defined below) shall have occurred and the affected provisions of this Agreement shall not have been amended as contemplated by the next sentence, in accordance with generally accepted accounting principles applicable immediately prior to such Accounting Changes) and applied on a basis consistent with the audited financial statements certified by Arthur Andersen & Co. for Fiscal Year 1994. In the event that any "Accounting Changes" (as defined below) occur and such changes result in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Company and the Banks agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Company's financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. "Accounting Changes" means: (a) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions); and (b) changes in accounting principles recommended and implemented by the Company's certified public accountants.

          14.5   Regulation U.  Each Bank represents that it in good faith is
                 ------------
not relying, either directly or indirectly, upon any Margin Stock as collateral security for the extension or maintenance by it of any credit provided for in this Agreement.

          14.6   Costs, Expenses and Taxes.  The Company agrees to pay on demand
                 -------------------------
all reasonable out-of-pocket costs and expenses of the Agent (including the fees and charges of counsel for the Agent, including, without limitation, all allocated costs of the Agent's internal counsel, and of local counsel, if any, who may be retained) in connection with the preparation, execution, delivery and administration of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including, without limitation, any amendments, supplements or waivers to any Loan Documents), and all out-of-pocket costs and expenses (including reasonable attorneys' fees, court costs and other legal expenses and allocated costs of staff counsel) incurred by the Agent and each Bank after an Event of Default in connection with the enforcement of this Agreement, the other Loan Documents or any such other documents. Each Bank agrees to reimburse the Agent for such Bank's pro rata share (based on its respective Percentage) of any such costs and expenses of the Agent not paid by the Company. In addition, the Company agrees to pay, and to save the Agent and the Banks harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution and delivery of this Agreement, the borrowings hereunder, the issuance of the Notes or the execution and delivery of any other Loan Document or any other document provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided for in this
Section 14.6 shall bear interest from and including the date such obligations or
- ------------
fees become payable to but not including the date that such payments are made, payable on demand, at a rate per annum equal to the then applicable rate charged on Base Rate Loans. All obligations provided for in this Section 14.6 shall
                                                          ------------
survive repayment of the Loans and all reimbursement obligations under Letters of Credit, cancellation of the Notes and any termination of the Commitments and this Agreement.

          14.7   Captions.  Section captions used in this Agreement are for
                 --------
convenience only and shall not affect the construction of this Agreement.

          14.8   Assignments; Participations.
                 ---------------------------

               14.8.1  Assignments.  Any Bank may, with the prior consent of
                       -----------
each Issuing Bank (provided that such Issuing Bank has any Letters of Credit
                   --------
then outstanding at the time of such proposed assignment), the Agent and the Company (which consents shall not be unreasonably delayed or withheld), at any time assign and delegate to one or more Eligible Assignees (any Person to whom such an assignment and delegation is to be made being herein called an "Assignee"), all or any fraction of such Bank's Loans, Note, direct or participation interest in any Letter of Credit, Commitment or any other interest of such Bank hereunder (which assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Bank's Loans, direct or participation interest in Letters of Credit and Commitment), subject to a minimum aggregate amount if the Assignee is not a Bank equal to the lesser of
(i) the assigning Bank's remaining Commitment and (ii) $5,000,000; provided,
                                                                   --------
however, that the Company and the Agent shall be entitled to continue to deal
- -------
solely and directly with such Bank in connection with the interests so assigned and delegated to an Assignee until five Business Days (or such lesser period of time as the Agent and the assigning Bank shall agree) after the date when all of the following conditions shall have been met:

          (x) written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee, shall have been given to the Company and the Agent by such assigning Bank and the Assignee,

          (y) the assigning Bank and the Assignee shall have executed and delivered to the Company and the Agent an assignment agreement substantially in the form of Exhibit E (an "Assignment Agreement"),
                                  ---------
     together with any documents required to be delivered thereunder, including, without limitation, United States Internal Revenue Service Form 4224 or Form 1001, which Assignment Agreement shall have been accepted by the Agent, the Company and each such Issuing Bank, and

          (z) the assigning Bank or the Assignee shall have paid the Agent a processing fee of $2,500.

From and after the date on which the conditions described above have been met,
(x) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Bank hereunder, and (y) the assigning Bank, to the extent that rights and obligations hereunder have been assigned and delegated by it pursuant to such Assignment Agreement, shall be released from its obligations hereunder. Within ten Business Days after effectiveness of any assignment and delegation, the Company shall execute and deliver to the Agent (for delivery to the Assignee and the Assignor, as applicable) a new Note in the principal amount of the Assignee's Percentage of the total amount of the Commitments and, if the assigning Bank has retained a Percentage of the total amount of the Commitments hereunder, a replacement Note in the principal amount of the Percentage of the Loan retained by the assigning Bank (such Note to be in exchange for, but not in payment of, the predecessor Note held by such assigning Bank). Each such Note shall be dated the date of the Note so assigned. The assigning Bank shall mark the predecessor Note "exchanged" and deliver it to the Company. Accrued interest on that part of the predecessor Note being assigned shall be paid as provided in the Assignment Agreement. Accrued interest and fees on that part of the predecessor Note not being assigned shall be paid to the assigning Bank. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Note and in this Agreement. Any attempted assignment and delegation not made in accordance with this Section 14.8.1 shall
                                                           --------------
be null and void.

          In addition to the foregoing, at the request of the Company, any Bank designated by the Company for replacement (a "Replaced Bank") shall, upon five
(5) Business Days' (or such lesser period of time as the Company, the Agent and the Replaced Bank shall agree) prior notice, assign all (but not less than all) of such Bank's Loans, Note, direct or participation interest in any Letter of Credit, Commitment and all other interests of such Bank hereunder and under the other Loan Documents (other than contingent rights which survive such transfer) to an Assignee designated by the Company and approved by the Agent and each other Bank (each in their sole discretion) at par value. Such assignment shall be effected as set forth in this Section 14.8.1.
                                 --------------

          Notwithstanding the foregoing provisions of this Section 14.8.1 or any
                                                           --------------
other provision of this Agreement, any Bank may at any time assign all or any portion of its Loans and its Note to a Federal Reserve Bank (but no such assignment shall release any Bank from any of its obligations hereunder).

               14.8.2  Participations.  Any Bank may at any time sell to one
                       --------------
or more commercial banks or other Persons
participating interests in any Loan owing to such Bank, the Note held by such Bank, the Commitment of such Bank, the direct or participation interest of such Bank in any Letter of Credit or any other interest of such Bank hereunder (any Person purchasing any such participating interest being herein called a "Participant"). In the event of a sale by a Bank of a participating interest to a Participant, (x) such Bank shall remain the holder of its Note for all purposes of this Agreement, (y) the Company and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations hereunder and (z) all amounts payable by the Company shall be determined as if such Bank had not sold such participation and shall be paid directly to such Bank. No Bank shall grant any Participant any voting rights with respect to amendments or modifications of this Agreement or any of the other Loan Documents, except with respect to any of the events described in the penultimate sentence of Section 14.1. Each Bank agrees to incorporate the
                        ------------
requirements of the preceding sentence into each participation agreement which such Bank enters into with any Participant. The Company agrees that if amounts outstanding under this Agreement and the Notes are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement, any Note and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or such Note; provided that such right of setoff
                                             --------
shall be subject to the obligation of each Participant to share with the Banks, and the Banks agree to share with each Participant, as provided in Section 7.5.
                                                                   -----------
The Company also agrees that each Participant shall be entitled to the benefits of Section 7.6 and Section 8 as if it were a Bank (provided that no Participant
   -----------     ---------
shall receive any greater compensation pursuant to Section 7.6 or Section 8 than
                                                   -----------    ---------
would have been paid to the participating Bank if no participation had been sold).

          14.9   Governing Law.  This Agreement and each Note shall be a
                 -------------
contract made under and governed by the internal laws of the State of California. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Company and rights of the Agent, the Banks and any other holder of a Note expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

          14.10  Counterparts.  This Agreement may be executed in any number of
                 ------------
counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. When counterparts executed by all of the parties hereto shall have been lodged with the Agent (or, in the case of any Bank as to which an executed counterpart shall not have been so lodged, the Agent shall have received confirmation from such Bank of execution of a counterpart hereof by such Bank), this Agreement shall become effective as of the date hereof, and at such time the Agent shall notify the Company and each Bank.

          14.11  Successors and Assigns.  This Agreement shall be binding upon
                 ----------------------
the Company, the Banks and the Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Banks and the Agent and the successors and assigns of the Banks and the Agent. The Company may not assign its rights or obligations hereunder or under any other Loan Document without the consent of each of the Banks.

          14.12  Indemnification by the Company.  In consideration of the
                 ------------------------------
execution and delivery of this Agreement by the Agent and the Banks and the agreement to extend the Commitments provided hereunder, the Company hereby agrees to indemnify and hold the Agent, each Bank and each of the officers, directors, employees and agents of the Agent and each Bank (collectively the "Bank Parties" and individually each a "Bank Party") harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including, without limitation, reasonable attorneys' fees and charges and allocated costs of staff counsel (collectively therein called the "Indemnified Liabilities"), incurred by the Bank Parties or any of them as a
 -----------------------
result of, or arising out of, or relating to the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any of the Bank Parties, or the exercise of rights or remedies with respect hereto or thereto, except that no Bank Party shall be entitled to such indemnification to the extent of any such Indemnified Liabilities arising on account of such Bank Party's gross negligence or willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Nothing set forth above shall be construed to relieve any Bank Party from any obligation it may have under this Agreement. All obligations provided for in this Section 14.12 shall survive repayment of the Loans and reimbursement
        -------------
obligations under Letters of Credit, cancellation of the Notes, termination of the Letters of Credit, termination of the Commitments and any termination of this Agreement. Nothing in this Section 14.12 shall obligate the Company to
                                 -------------
reimburse any Bank for any costs or
expenses incurred by such Bank prior to the Effective Date in connection with the preparation of this Agreement or the other Loan Documents.

          14.13  Forum Selection and Consent to Jurisdiction.  ANY LITIGATION
                 -------------------------------------------
BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF CALIFORNIA OR IN THE UNITED STATES DISTRICT COURT FOR THE CENTRAL DISTRICT OF CALIFORNIA; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING
                                --------  -------
ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA AND OF THE UNITED STATES DISTRICT COURT FOR THE CENTRAL DISTRICT OF CALIFORNIA FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF CALIFORNIA. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THIS COMPANY HAS OR MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE COMPANY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

          14.14  Waiver of Jury Trial.  EACH OF THE COMPANY, THE AGENT AND EACH
                 --------------------
BANK HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

          14.15  Further Assurances.  The Company shall, and shall cause each of
                 ------------------
the other Loan Parties to, take all further actions and execute all further documents and instruments as the Agent or any Bank may at any time reasonably determine in its sole discretion to be necessary or advisable to carry out and consummate the transactions contemplated by the Loan Documents.

          14.16  Reinstatement.  This Agreement shall remain in full force and
                 -------------
effect until payment in full in cash of all obligations under, and Performance of all provisions of, the Loan Documents. If, at any time, all or part of any payment of such obligations made by the Company or any other Person is rescinded or otherwise returned by the Agent or any Bank for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Company or any other Person), this Agreement shall continue to be effective or shall be reinstated, as the case may be, as to such obligations which were satisfied by the payment to be rescinded or returned, all as though such payment had not been made.

          14.17  Waivers.  The Company waives diligence, presentment, demand of
                 -------
payment, protest, notice of dishonor or nonpayment of any liability, suit or taking of other action by the Agent or any of the Banks against, and any other notice to, any Loan Party (other than the Company) liable with respect to any Letter of Credit Application or any other Loan Document. The Company further waives any requirement on the part of the Agent or any of the Banks to mitigate damages resulting from any default under any Letter of Credit Application or any other Loan Document.

          14.18  Confidentiality.  The Agent and each Bank hereby agrees to hold
                 ---------------
all non-public information about the Company and its Subsidiaries obtained from the Company or its Subsidiaries or their respective officers, auditors or counsel pursuant to the requirements of this Agreement confidential and not to disclose any such information, except for disclosure of such information (a) to another Bank or to the Agent, (b) to any prospective Assignee or Participant (provided that such prospective Assignee or Participant agrees to maintain the
- ---------
confidentiality of such information as if such Person were bound by this Section
                                                                         -------
14.18, (c) to its legal counsel, accountants, appraisers and other professional
- -----
advisers, (d) to regulatory officials having jurisdiction over Agent or such Bank, (e) as Agent or Bank determines, in its sole discretion, is required by law or regulation or to honor subpoenas or other legal process, or (f) with the consent of the Company.

          14.19  Amendment and Restatement.  (a)  This Agreement amends and
                 -------------------------
restates the Existing Credit Agreement effective as of the Effective Date.
Loans and letters of credit outstanding under the Existing Credit Agreement shall be deemed continued as the Loans and Letters of Credit hereunder as of the Effective Date. From and after the Effective Date, such Loans and Letters of Credit shall bear interest and fees as set forth herein.

          (b) The parties hereto agree that all references in the Loan Documents to the Existing Credit Agreement shall be deemed a reference to this Agreement, as it may be amended, restated or otherwise modified from time to time.

          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


                                   WYLE ELECTRONICS
                                   (Formerly named Wyle Laboratories)


                                   By  /s/ R. Van Ness Holland, Jr.
                                     -----------------------------------
                                   Title:  Executive Vice President-
                                           Finance and Treasurer,
                                           Chief Financial Officer



                                   BANK OF AMERICA NATIONAL TRUST AND
                                   SAVINGS ASSOCIATION, as Agent

                                   By  /s/ Charles Graber
                                     -----------------------------------
                                                Charles Graber
                                                Vice President


                                   BANK OF AMERICA ILLINOIS

                                   By  /s/ Gina West
                                     -----------------------------------
                                                  Gina West
                                                Vice President


                                   NBD BANK

                                   By  /s/ James R. Frye
                                     -----------------------------------
                                   Title:  James R. Frye
                                           First Vice President


                                   THE BANK OF NEW YORK

                                   By  /s/ Rebecca K. Levine
                                     -----------------------------------
                                   Title:  Rebecca K. Levine
                                           Assistant Vice President


                                   NATIONSBANK OF TEXAS, N.A.

                                   By  /s/ William C. Collins
                                     -----------------------------------
                                   Title:  William C. Collins
                                           Senior Vice President

                                      S-1